UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ZIMMER HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZIMMER HOLDINGS, INC.
345 East Main Street
Warsaw, Indiana 46580

March 18, 2011

Dear Stockholder:

We look forward to your attendance either in person or by proxy at the 2011 Annual Meeting of Stockholders of Zimmer Holdings, Inc. We will hold the meeting at 9:00 a.m. Eastern Time on Monday, May 2, 2011 at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending many of our stockholders a notice regarding the availability of this proxy statement, our 2010 Annual Report and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

Your vote is important. Whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote as soon as possible.

David C. Dvorak
President and
Chief Executive Officer

Zimmer Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m. Eastern Time on Monday, May 2, 2011

PLACE	Conrad Indianapolis 50 West Washington Street Indianapolis, Indiana

ITEMS OF BUSINESS	•	Elect eight directors to serve until the 2012 annual meeting of stockholders
	•	Cast a non-binding advisory vote on executive compensation (“say-on-pay”)
	•	Cast a non-binding advisory vote on the frequency of say-on-pay votes
	•	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011
	•	Transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof

RECORD DATE	March 3, 2011

ANNUAL REPORT	This booklet contains our Notice of Annual Meeting of Stockholders and Proxy Statement. Our 2010 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2010, accompanies this booklet. Our 2010 Annual Report is not a part of our proxy solicitation materials.

VOTING	Your Vote Is Important. You are cordially invited to attend the annual meeting in person. To ensure your shares will be voted at the annual meeting, however, we strongly urge you to review the proxy statement and vote your shares as soon as possible.

By Order of the Board of Directors

Chad F. Phipps
Senior Vice President, General Counsel and Secretary

March 18, 2011

TABLE OF CONTENTS
PAGE

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT	1
Why am I receiving these proxy materials?	1
What will I be voting on?	1
What are the Board’s recommendations?	1
How many votes do I have?	1
How many shares are entitled to vote?	1
What is the quorum requirement for the annual meeting?	1
How many votes are needed for the proposals to pass?	2
What if I vote “abstain”?	2
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	2
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?	2
If I am a stockholder of record, how do I vote?	2
If I am a beneficial owner of shares held in street name, how do I vote?	2
Is my vote confidential?	3
Can I change my vote?	3
How are proxies voted?	3
What happens if a nominee for director declines or is unable to accept election?	3
What happens if I do not give specific voting instructions?	3
Who will serve as the inspector of election?	3
Where can I find the voting results of the annual meeting?	3
Who is paying for the cost of this proxy solicitation?	4
How can I attend the annual meeting?	4
Is there a list of stockholders entitled to vote at the annual meeting?	4
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	4
What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2012 annual meeting of stockholders?	4
PROPOSAL NO. 1: ELECTION OF DIRECTORS	5
PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	10
PROPOSAL NO. 3: ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY VOTES	11
PROPOSAL NO. 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12
OTHER MATTERS	13
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	14
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	14
CORPORATE GOVERNANCE	14
COMMITTEES OF THE BOARD	18
AUDIT COMMITTEE REPORT	19
COMPENSATION OF DIRECTORS	22
EXECUTIVE COMPENSATION	24
Compensation Discussion and Analysis	24
Compensation Committee Report	39
Compensation Risk Assessment	40
Executive Officer Compensation Tables and Notes	41
2010 SUMMARY COMPENSATION TABLE	41
GRANTS OF PLAN-BASED AWARDS IN 2010	44
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END	46
OPTION EXERCISES AND STOCK VESTED IN 2010	47
PENSION BENEFITS IN 2010	48
NONQUALIFIED DEFERRED COMPENSATION IN 2010	50
POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT	53
EQUITY COMPENSATION PLAN INFORMATION	58
ANNUAL REPORT AND FORM 10-K	59
INCORPORATION BY REFERENCE	60

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

ZIMMER HOLDINGS, INC.

PROXY STATEMENT

Why am I receiving these proxy materials?  Zimmer Holdings, Inc. (“Zimmer,” “we,” “us,” “our” or the “company”) has made this proxy statement available to you on the Internet or, upon your request, has delivered a printed version of this proxy statement to you by mail, in connection with the solicitation of proxies by our Board of Directors for use at our 2011 annual meeting of stockholders to be held on Monday, May 2, 2011 at 9:00 a.m. Eastern Time, and at any postponement(s) or adjournment(s) thereof. You are receiving this proxy statement because you owned shares of Zimmer common stock at the close of business on March 3, 2011, and that entitles you to vote at the annual meeting. By use of a proxy, you can vote whether or not you attend the annual meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The Notice of Annual Meeting of Stockholders and proxy statement were first made available or mailed to stockholders on March 18, 2011. If you requested printed versions of the proxy materials by mail, the materials also include the proxy card or vote instruction form.

What will I be voting on?

•	Election of directors (Proposal No. 1);
•	Advisory vote on executive compensation (“say-on-pay”) as disclosed in this proxy statement (Proposal No. 2);
•	Advisory vote on the frequency of say-on-pay votes (Proposal No. 3); and
•	Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2011 (Proposal No. 4).

What are the Board’s recommendations?  The Board recommends that you vote your shares:

•	“FOR” the election of each of the eight nominees to the Board (Proposal No. 1);
•	“FOR” the say-on-pay proposal (Proposal No. 2);
•	“1 Year” on the frequency of say-on-pay votes (Proposal No. 3); and
•	“FOR” ratification of the appointment of PwC as our independent registered public accounting firm for 2011 (Proposal No. 4).

How many votes do I have?  You will have one vote for every share of Zimmer common stock that you owned at the close of business on March 3, 2011.

How many shares are entitled to vote?  There are 192,338,879 shares of Zimmer common stock outstanding as of March 3, 2011 and entitled to vote at the meeting. Each share is entitled to one vote.

What is the quorum requirement for the annual meeting?  The holders of a majority of the shares entitled to vote at the annual meeting must be present or represented by proxy at the annual meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	are present and vote in person at the annual meeting; or
•	have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

How many votes are needed for the proposals to pass?

•	Election of directors. For Proposal No. 1, nominees for director who receive the majority of votes cast will be elected as a director. The number of shares voted “for” a nominee must exceed the number of votes “against” that nominee. In the event the number of nominees exceeds the number of directors to be elected, the nominees who receive the most votes will be elected as directors.
•	Advisory say-on-pay vote. For Proposal No. 2, the affirmative vote of a majority of the shares present in person or by proxy is required to approve, by non-binding vote, executive compensation.
•	Advisory vote on the frequency of say-on-pay votes. For Proposal No. 3, the affirmative vote of a majority of the shares present in person or by proxy is required to approve, by non-binding vote, the frequency of future say-on-pay votes.
•	Ratification of the appointment of PwC. For Proposal No. 4, the affirmative vote of a majority of the shares present in person or by proxy is required to ratify the appointment of PwC as our independent registered public accounting firm.

What if I vote “abstain”?  A vote to “abstain” on the election of directors will have no effect on the outcome. A vote to “abstain” on the other proposals will have the effect of a vote against. If you vote “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?  As allowed by Securities and Exchange Commission (“SEC”) rules, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. The Notice provides instructions on how to access the proxy materials over the Internet or to request a printed copy. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, BNY Mellon, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you. If you request printed copies of the proxy materials by mail, you will receive a proxy card.
•	Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct the record holder on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a stockholder of record, how do I vote?  There are four ways to vote:

•	In person. If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive.
•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.
•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.
•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?  There are four ways to vote:

•	In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the annual meeting, you must obtain a legal proxy from the record holder of your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.
•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.
•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

Is my vote confidential?  Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, except:

•	as necessary to meet applicable legal requirements;
•	to allow for the tabulation and certification of votes; and
•	to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and the Board.

Can I change my vote?   Yes. At any time before your proxy is voted, you may change your vote by:

•	revoking it by written notice to our Corporate Secretary at the address shown on the cover of this proxy statement;
•	delivering a later-dated proxy (including a telephone or Internet vote); or
•	voting in person at the meeting.

How are proxies voted?  All shares represented by valid proxies received prior to the annual meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if a nominee for director declines or is unable to accept election?  If a nominee is unable or declines to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote for a substitute nominee designated by the Board to fill the vacancy or for the balance of the nominees, leaving a vacancy, or, the Board may reduce its size. The Board has no reason to believe that any of the nominees will be unable or decline to serve if elected.

What happens if I do not give specific voting instructions?

•	Stockholders of Record. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. See the section entitled “Other Matters” below.

•	Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the record holder of your shares with specific voting instructions, your record holder may vote on the ratification of the appointment of PwC as our independent registered public accounting firm for 2011 (Proposal No. 4). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1), the advisory say-on-pay vote (Proposal No. 2) or the advisory vote on the frequency of say-on-pay votes (Proposal No. 3). If your record holder does not receive instructions from you on how to vote your shares on Proposals 1, 2 or 3, your record holder will inform the inspector of election that it does not have the authority to vote on that proposal with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting, but they will not be counted in determining the outcome of the vote.

Who will serve as the inspector of election?  A representative from Broadridge Financial Solutions, Inc. will serve as the independent inspector of election.

Where can I find the voting results of the annual meeting?  The preliminary voting results will be announced at the meeting. The final voting results will be tallied by the inspector of election and published in our Current Report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Who is paying for the cost of this proxy solicitation?  We are paying the costs of the solicitation of proxies. We have retained Alliance Advisors LLC to assist in soliciting proxies for a fee of $7,500 plus out-of-pocket expenses. Alliance Advisors LLC may be contacted at (877) 503-8435. We must also pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	forwarding the Notice to beneficial owners;
•	forwarding printed proxy materials by mail to beneficial owners who specifically request them; and
•	obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, certain of our directors, officers and employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

How can I attend the annual meeting?  Attendance at the annual meeting is limited to stockholders. Registration will begin at 8:30 a.m. Eastern Time on the date of the annual meeting, and each stockholder may be asked to present valid picture identification such as a driver’s license or a passport and proof of stock ownership as of March 3, 2011. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting room at the annual meeting.

Is there a list of stockholders entitled to vote at the annual meeting?  A list of stockholders entitled to vote at the meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 5:00 p.m. Eastern Time, at our offices at 345 East Main Street, Warsaw, Indiana. If you would like to view the stockholder list, please contact our Corporate Secretary to schedule an appointment.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?  We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of this proxy statement and our Annual Report to multiple stockholders who share the same address and who have previously requested printed proxy materials unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Upon written or oral request, we will deliver promptly a separate copy of this proxy statement and our Annual Report to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy of this proxy statement or the Annual Report, or to notify us that you wish to receive separate copies of the proxy materials in the future, please contact our Corporate Secretary at the address shown on the cover page of this proxy statement or by telephone at (574) 267-6131. Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2012 annual meeting of stockholders?

•	Requirements for Stockholder Proposals to Be Considered for Inclusion in our Proxy Materials. Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2012 annual meeting of stockholders must be received no later than November 20, 2011. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to our Corporate Secretary by mail at the address shown on the cover page of this proxy statement.

•	Requirements for Stockholder Proposals to Be Brought Before the 2012 Annual Meeting of Stockholders. Notice of any director nomination or other proposal that you intend to present at the 2012 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2012 annual meeting of stockholders, must be delivered to our Corporate Secretary by mail at the address shown on the cover page of this proxy statement not earlier than the close of business on January 4, 2012 and not later than the close of business on February 3, 2012. In addition, your notice must set forth the information required by our Restated By-Laws with respect to each director nomination or other proposal that you intend to present at the 2012 annual meeting of stockholders. A copy of the by-law provisions may be obtained by contacting our Corporate Secretary.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

Based upon the recommendation of our Corporate Governance Committee, the Board has nominated the following eight directors to stand for re-election for a one-year term expiring at our 2012 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, removal or death. After the election of eight directors at the meeting, there will be one vacancy on the Board. The Board plans to fill the vacancy in due course following the selection of a suitable candidate, in accordance with our Restated Certificate of Incorporation.

The Corporate Governance Committee, in recommending the nominees for election as directors, considered the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented; and each candidate’s ability to devote sufficient time and commitment to his or her duties as a director. The Corporate Governance Committee also took into account the specific core competencies or technical expertise necessary to staff Board committees. Since each nominee for director is currently on our Board, the Corporate Governance Committee also considered the significant contributions that each such individual has made to our Board and its committees during his or her tenure as a director. The Corporate Governance Committee believes that each of the nominees possesses the judgment and integrity necessary to make independent decisions and a willingness to devote adequate time to Board duties. In addition, the Corporate Governance Committee believes that each of the nominees brings his or her own particular experiences and set of skills, giving the Board, as a whole, competence and experience in a wide variety of areas.

The information set forth below states the name of each nominee for director, his or her age, a listing of present and previous employment positions, the year in which he or she first became a director of the company, other public company directorships held and the key qualifications, experiences, attributes or skills that led to the conclusion that he or she should serve as a director.

Nominees for Director: 2011 — 2012 Term

Betsy J. Bernard, Director Since 2009
President of AT&T Corp. from October 2002 until her retirement in December 2003. From April 2001 to October 2002, Ms. Bernard was Chief Executive Officer of AT&T Consumer. Prior to joining AT&T, Ms. Bernard held senior executive positions with Qwest Communications International Inc., US WEST, Inc., AVIRNEX Communications Group and Pacific Bell. Ms. Bernard currently serves on the board of directors of Principal Financial Group, Inc. and as chairman of the board of Telular Corporation and she previously served on the board of directors of BearingPoint, Inc., URS Corporation and United Technologies Corporation. Ms. Bernard received a B.A. degree from St. Lawrence University, an MBA from Fairleigh Dickenson University and an M.S. in management from Stanford University’s Sloan Fellowship Program. Board Committees: Audit Committee, Compensation and Management Development Committee, Corporate Governance Committee and Science and Technology Committee. Age 55.

Key Qualifications, Experiences and Attributes: Betsy J. Bernard’s past experience as president and chief executive officer of leading global telecommunications companies has provided her with expertise in financial management, brand management, marketing, enterprise sales, customer care, operations, product management, electronic commerce and acquisitions. Ms. Bernard’s experience has led our Board of Directors to determine that she is an “audit committee financial expert” as that term is defined in SEC rules. She serves, and has served for more than 10 years, as a director of other public companies, including service as chairman of the board, and she has experience chairing the nominating and governance committees of other public companies.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Nominees for Director: 2011 — 2012 Term

Marc N. Casper, Director Since 2009
President and Chief Executive Officer of Thermo Fisher Scientific Inc., or Thermo Fisher, since October 2009. Mr. Casper served as Executive Vice President and Chief Operating Officer of Thermo Fisher from May 2008 until he was named President and Chief Executive Officer. Following the merger of Thermo Electron Corporation and Fisher Scientific International Inc. in November 2006 until he was named Chief Operating Officer in May 2008, Mr. Casper served as Executive Vice President of Thermo Fisher and President of its Analytical Technologies businesses. From December 2003 to November 2006, Mr. Casper served as Senior Vice President of Thermo Electron Corporation. Mr. Casper joined Thermo Electron Corporation in December 2001 as President of its Life and Laboratory Sciences sector. He earned an MBA with high distinction from Harvard Business School and received a B.A. in economics from Wesleyan University. Mr. Casper is a director of Thermo Fisher and previously served as a director of The Advisory Board Company. Board Committees: Compensation and Management Development Committee and Corporate Governance Committee. Age 43.

Key Qualifications, Experiences and Attributes: Marc N. Casper has experience in executive roles, including his current role as chief executive officer of a leading provider of high-end analytical instruments, laboratory equipment and services to companies engaged in healthcare and scientific research. His executive experience has provided him with the ability to analyze and assess numerous aspects of a company’s business. His background as an executive in the healthcare industry gives him significant knowledge and insight into our business and our industry. Mr. Casper serves, and has served for more than five years, as a director of other public companies.

David C. Dvorak, Director Since 2007
President and Chief Executive Officer of the company since May 1, 2007. Prior to that, Mr. Dvorak served as Group President, Global Businesses and Chief Legal Officer from December 2005. From October 2003 to December 2005, Mr. Dvorak served as Executive Vice President, Corporate Services, Chief Counsel and Secretary, as well as Chief Compliance Officer. Mr. Dvorak was appointed Corporate Secretary in February 2003. He joined Zimmer in December 2001 as Senior Vice President, Corporate Affairs and General Counsel. Mr. Dvorak earned a B.S. in Business Administration (Finance) from Miami University (Ohio) and a J.D., magna cum laude, from Case Western Reserve University School of Law. He is a director of the Advanced Medical Technology Association, or AdvaMed, the medical device industry’s trade association. Age 47.

Key Qualifications, Experiences and Attributes: David C. Dvorak, our President and Chief Executive Officer, is primarily responsible for carrying out the strategic plans and policies established by the Board and for giving direction and leadership toward the achievement of our goals and objectives. Mr. Dvorak served as our Group President, Global Businesses and Chief Legal Officer before being promoted to his current positions. In his prior roles, Mr. Dvorak had responsibility for our Dental, Spine, Trauma and Surgical divisions and for our global legal affairs. In addition, during his tenure with us, he also has had global responsibility for business development, human resources, quality assurance, regulatory affairs, clinical affairs, corporate compliance, government affairs and public relations. Mr. Dvorak’s experience has given him in-depth knowledge of our global operations and significant experience in financial management, strategic planning, business integration and in dealing with the many regulatory aspects of our business. In addition, his position as a director of AdvaMed gives him a perspective broader than our own operations.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Nominees for Director: 2011 — 2012 Term

Larry C. Glasscock, Director Since 2001
Chairman of WellPoint, Inc. from November 2005 until his retirement in March 2010. Mr. Glasscock also served as President and Chief Executive Officer of WellPoint, Inc. from November 2004 (following the merger between Anthem, Inc. and WellPoint Health Networks Inc.) until his retirement from day-to-day operations in June 2007. Prior to Anthem’s merger with WellPoint Health Networks in November 2004, Mr. Glasscock had served as Anthem’s President and Chief Executive Officer since 2001 and also as Anthem’s Chairman since 2003. Mr. Glasscock earned a B.B.A. from Cleveland State University. He also completed the Commercial Bank Management Program at Columbia University. Mr. Glasscock is a director of Sprint Nextel Corporation, Simon Property Group, Inc. and Sysco Corporation and previously served as a director of WellPoint, Inc. Board Committees: Audit Committee and Compensation and Management Development Committee. Age 62.

Key Qualifications, Experiences and Attributes: Larry C. Glasscock’s past experience as chairman and chief executive officer of the nation’s leading health benefits company has provided him with in-depth knowledge of healthcare payment and reimbursement processes. His executive experience includes developing and implementing turnaround and growth strategies, designing enterprise risk management processes and developing talent and participating in successful leadership transitions. In addition, Mr. Glasscock also worked in financial services for over 20 years, where he developed financial and marketing skills, and in human resources for 4 years, where he gained a strong understanding of, and skills related to, compensation and benefits. Mr. Glasscock’s experience has led our Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in SEC rules. He serves, and has served for more than 10 years, as a director of other public companies.

Robert A. Hagemann, Director Since 2008
Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated since August 1998. Mr. Hagemann joined Corning Life Sciences, Inc., a subsidiary of Quest Diagnostics’ former parent company, Corning Incorporated, in 1992, where he held a variety of senior financial positions before being named Vice President and Corporate Controller of Quest Diagnostics in 1996. Prior to joining Corning, Mr. Hagemann was employed by Prime Hospitality, Inc. and Crompton & Knowles, Inc. in senior financial positions. He was also previously employed by Arthur Young & Co., a predecessor company to Ernst & Young. Mr. Hagemann holds a B.S. in accounting from Rider University and an MBA from Seton Hall University. Board Committees: Audit Committee (Chair) and Corporate Governance Committee. Age 54.

Key Qualifications, Experiences and Attributes: Robert A. Hagemann’s experience as the chief financial officer of the world’s leading provider of diagnostic testing, information and services that patients and doctors utilize to make better healthcare decisions has given him financial management expertise, as well as significant experience in strategic planning, business development, business integration, operations and information technology. Mr. Hagemann’s experience has led our Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in SEC rules.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Nominees for Director: 2011 — 2012 Term

Arthur J. Higgins, Director Since 2007
Consultant, Blackstone Healthcare Partners of The Blackstone Group, since June 2010. Prior to that, Mr. Higgins served as Chairman of the Board of Management of Bayer HealthCare AG from January 2006 to May 2010 and Chairman of the Bayer HealthCare Executive Committee from July 2004 to May 2010. Prior to joining Bayer HealthCare in 2004, Mr. Higgins served as Chairman, President and Chief Executive Officer of Enzon Pharmaceuticals, Inc. from 2001 to 2004. Prior to joining Enzon Pharmaceuticals, Mr. Higgins spent 14 years with Abbott Laboratories, most recently as President of the Pharmaceutical Products Division from 1998 to 2001. He is a past member of the board of directors of the Pharmaceutical Research and Manufacturers of America (PhRMA), a past member of the Council of the International Federation of Pharmaceutical Manufacturers and Associations (IFPMA) and past President of the European Federation of Pharmaceutical Industries and Associations (EFPIA). Mr. Higgins is a director of Resverlogix Corp. and Ecolab Inc. Mr. Higgins graduated from Strathclyde University, Scotland and holds a B.S. in biochemistry. Board Committees: Audit Committee and Compensation and Management Development Committee (Chair). Age 55.

Key Qualifications, Experiences and Attributes: Arthur J. Higgins has extensive senior leadership experience in the global healthcare market. Through leadership positions with large healthcare developers and manufacturers in both the United States and Europe, he has gained deep knowledge of the healthcare market and the strategies for developing and marketing products in this highly regulated area. This knowledge and industry background allow him to provide valuable insight to our growing healthcare business. In addition, his perspective gained from years of operating global businesses and his background in working with high growth companies fit well with our own plans for global growth and provide him experiences from which to draw to advise us on strategies for sustainable growth. Through his role as chief executive officer of the healthcare operations of a global enterprise with competencies in healthcare, nutrition and high-tech materials, he also gained significant exposure to enterprise risk management as well as quality and operating risk management necessary in a highly regulated industry such as healthcare. Mr. Higgins’ experience has led our Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in SEC rules.

John L. McGoldrick, Director Since 2001 and Non-Executive Chairman since 2007
Special Advisor, International AIDS Vaccine Initiative, or IAVI, since September 2009. Senior Vice President, External Strategy Development, IAVI, from May 2006 until September 2009. Chairman, Association of State Colleges and Universities (NJ) since January 2009. Previously, Mr. McGoldrick served as Executive Vice President of Bristol-Myers Squibb Company from October 2005 until his retirement in April 2006. He held the position of Executive Vice President and General Counsel of Bristol-Myers Squibb from January 2000 to October 2005. Prior to that, he held the position of Senior Vice President, General Counsel and President, Medical Devices Group from December 1998 to January 2000. Mr. McGoldrick is a graduate of Harvard College and the Harvard Law School. Board Committees: Audit Committee, Compensation and Management Development Committee, Corporate Governance Committee (Chair) and Science and Technology Committee. Age 70.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Nominees for Director: 2011 — 2012 Term

Key Qualifications, Experiences and Attributes: John L. McGoldrick’s past legal and executive experience, including legal and executive positions with our former parent company, a major pharmaceutical company, has provided him with in-depth knowledge of the issues surrounding healthcare companies such as ours. In particular, he also oversaw the medical devices group of our former parent which provided him with extensive knowledge and understanding of our business and our industry. Mr. McGoldrick’s experience has led our Board of Directors to determine that he is an “audit committee financial expert” as that term is defined in SEC rules.

Cecil B. Pickett, Ph.D., Director Since 2008
President, Research and Development of Biogen Idec Inc. from September 2006 until his retirement in October 2009. Prior to joining Biogen Idec, Dr. Pickett held several senior R&D positions, including Corporate Senior Vice President of Schering-Plough Corp. and President of Schering-Plough Research Institute. Prior to joining Schering-Plough, he held several senior R&D positions at Merck & Co. Dr. Pickett received his B.Sc. in biology from California State University at Hayward and his Ph.D. in cell biology from University of California at Los Angeles. He is also a member of the Institute of Medicine of The National Academy of Sciences. Dr. Pickett previously served as a director of Biogen Idec. Board Committees: Compensation and Management Development Committee, Corporate Governance Committee and Science and Technology Committee (Chair). Age 64.

Key Qualifications, Experiences and Attributes: Dr. Cecil B. Pickett’s past experience in research and development, including serving in senior R&D positions at a leading global biotechnology company and two leading global pharmaceutical companies, has provided him with knowledge of the innovation process and how to develop and market products in the highly regulated healthcare industry. Dr. Pickett’s scientific background allows him to give informed views on our own research and development efforts and processes.

Unless otherwise instructed, the persons named as proxies will vote all proxies received for the election of each of the nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
EACH OF THE EIGHT NOMINEES FOR DIRECTOR.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

PROPOSAL NO. 2:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we seek a non-binding advisory vote from our stockholders to approve the compensation of our executives as described under “Executive Compensation — Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement (see pages 24 to 58). This proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to express their views on our executive compensation. Because your vote is advisory, it will not be binding on the Board. However, the Compensation and Management Development Committee will take into account the outcome of the vote when making future executive compensation decisions.

As we discuss below in our Compensation Discussion and Analysis (“CD&A”), we believe that our executive compensation programs are designed to support our business strategies, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders. Key elements of our executive compensation program include the following:

•	We emphasize long-term equity-based incentives and require a substantial ongoing equity ownership position for executives to align their interests with those of our stockholders. In 2010, 79% of our CEO’s target total direct pay opportunity was attributable to long-term equity-based incentives, 11% was attributable to short-term cash incentives, and 10% was attributable to base salary. Our CEO must accumulate and hold shares with a value equal to at least five times his base salary. His current holdings exceed this guideline requirement.

•	We emphasize at-risk performance-based compensation that is earned only if key business and financial metrics are achieved. In 2010, 52% of the CEO’s pay was at-risk performance-based compensation in the form of performance-based restricted stock units (“RSUs”) and annual cash incentives. Another 38% of the CEO’s 2010 pay was in the form of stock options that vest over a multi-year period and have value only to the extent our stock price increases. In aggregate, 90% of the CEO’s pay was at-risk and/or contingent on stock price increases.

•	We believe year-over-year increases in CEO pay should be primarily made in the form of at-risk performance-based compensation. Substantially all of the increase in our CEO’s pay from 2009 to 2010 was attributable to at-risk performance-based compensation. Performance-based RSUs accounted for 94% of the increase in his pay.

•	We apply clear performance measures that promote both long-term stockholder value creation and the consistent annual execution of our business plan.

•	We have a policy of recoupment of performance-based compensation from any executive officer whose fraud or misconduct caused us to restate our financial statements or who violates a restrictive covenant contained in any agreement with us.

•	We provide executive officers with a very limited range of perquisites or other benefits not generally available to all salaried employees. We do not provide executives with company cars or car allowances unless they are living overseas and such practices are consistent with local market practice. No executive officer used our aircraft for non-business purposes during 2010.

The Compensation and Management Development Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. The Board believes that the executive compensation as disclosed in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement aligns with our peer group pay practices and our compensation philosophy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE FOLLOWING ADVISORY RESOLUTION:

“RESOLVED, that the compensation paid to the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, the compensation tables and narrative discussion, is hereby approved.”

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

PROPOSAL NO. 3:  ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY VOTES

As required pursuant to Section 14A of the Exchange Act, we seek a non-binding advisory vote from our stockholders regarding the desired frequency for holding future non-binding advisory votes to approve the compensation of our named executive officers as described in our annual proxy statement.

This proposal gives our stockholders the opportunity to express their views as to whether say-on-pay votes should occur every one, two or three years. Because your vote is advisory, it will not be binding on the Board. However, the Board will carefully consider the outcome of the frequency vote and other communications from stockholders when making future decisions regarding the frequency of say-on-pay votes.

After careful consideration of the various arguments supporting each frequency level, the Board believes that submitting the advisory vote on executive compensation to stockholders on an annual basis is the most appropriate alternative at this time.

The proxy card provides stockholders with four choices (every one, two, or three years, or abstain). Stockholders are not voting to approve or disapprove the Board’s recommendation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
FOR A FREQUENCY OF “1 YEAR.”

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

PROPOSAL NO. 4:  RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for 2011. PwC has served as our independent registered public accounting firm since 2001.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of PwC. If the stockholders do not ratify the selection, the Audit Committee will consider any information submitted by the stockholders in connection with the selection of the independent registered public accounting firm for the next year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes such a change would be in our best interests and the best interest of our stockholders.

Representatives of PwC attended all meetings of the Audit Committee in 2010. We expect that a representative of PwC will be at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the fees that we paid or accrued for audit and other services provided by PwC for the years 2010 and 2009. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process, described below.

	2010	2009
Audit Fees (1)	$4,329,000	$4,233,000
Audit-Related Fees (2)	99,000	63,000
Tax Fees (3)	281,000	387,000
All Other Fees (4)	7,000	6,000

Total Fees	$4,716,000	$4,689,000

(1)	This category includes the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions.

(2)	This category consists of assurance and related services provided by PwC that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include attest services related to non-statutory financial reporting outside the U.S., employee benefit plan audits, accounting research and consultation and restructuring-related statutory reports for various countries.

(3)	This category consists of tax services provided by PwC for tax compliance, tax advice and tax planning.

(4)	This category consists primarily of software purchases in connection with statutory audits in non-U.S. jurisdictions.

Audit Committee Pre-Approval of Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, pre-approve the provision of audit and permitted non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, pre-approve specific services that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Chairman of the Audit Committee between regular meetings. The Audit Committee Chairman has the delegated authority to pre-approve such services up to a specified aggregate fee amount. These pre-approval decisions are reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2011.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

OTHER MATTERS

We do not know of any other matters that will be considered at the annual meeting. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 3, 2011 by (1) our current non-employee directors, each of whom, along with Mr. Dvorak, has been nominated for re-election; (2) our named executive officers; and (3) all of our current directors, named executive officers and other executive officers as a group.

	Common Stock Beneficially Owned (1)

	Total		Shares	Deferred	Percent
	Shares		Acquirable in	Share	of
Beneficial Owner	Owned(2)		60 Days(3)	Units(3)	Class
(a)	(b)		(c)	(d)	(e)

Non-Employee Directors
Betsy J. Bernard	1,993		0	1,993	*
Marc N. Casper	1,993		0	1,993	*
Larry C. Glasscock	67,891	(4)	61,608	6,243	*
Robert A. Hagemann	2,920		0	2,920	*
Arthur J. Higgins	3,355		441	2,914	*
John L. McGoldrick	27,773		9,401	7,040	*
Cecil B. Pickett, Ph.D.	2,920		0	2,920	*

Named Executive Officers
David C. Dvorak	810,743		740,028	0	*
James T. Crines	359,253		326,057	0	*
Bruno A. Melzi	355,053		279,727	0	*
Jeffery A. McCaulley	77,589		60,319	0	*
Jeffrey B. Paulsen	6,375		6,375	0	*

All current directors and executive officers as a group (16 persons)	2,349,835		2,066,438	26,023	1.2%

*	Less than 1.0%

(1)	Unless otherwise noted, shares are owned directly or indirectly with sole voting and dispositive power. None of the shares owned by our directors and executive officers have been pledged as security.

(2)	Includes shares owned directly and indirectly, shares acquirable in 60 days (column (c)), deferred share units (column (d)) and the following restricted shares, which are subject to vesting requirements: Mr. Dvorak — 15,022; Mr. Crines — 7,510; Mr. McCaulley — 17,270; and all directors and executive officers as a group — 39,802.

(3)	A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock. A person is also considered the beneficial owner of shares as to which the person has the right to acquire beneficial ownership (within the meaning of the preceding sentence) within 60 days. For this reason, the table includes exercisable stock options, stock options that will become exercisable within 60 days of January 3, 2011, shares underlying RSUs that are scheduled to settle within 60 days of January 3, 2011 and vested RSUs and deferred share units held by directors that would be settled in shares of our common stock within 60 days at the discretion of the director (e.g., upon retirement). The table does not include stock options or RSUs held by executive officers that vest more than 60 days after January 3, 2011. It also does not include vested RSUs held by directors that are subject to mandatory deferral of settlement until May 2011 or later.

(4)	Includes 40 shares held in a trust with respect to which Mr. Glasscock shares voting authority with the trustee.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedules 13D and 13G, there is no person or entity known to us to be the beneficial owner of more than five percent (5%) of our common stock as of March 3, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based on our records, we believe that during 2010 all applicable Section 16(a) filing requirements were met.

CORPORATE GOVERNANCE

Our business is managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for our overall performance.

Board Leadership Structure

Our Board is led by a non-executive Chairman of the Board selected from among the independent directors. Until 2007, the positions of chairman of the board and chief executive officer of our company were held by the same person. The Board separated this combined role into two roles — a Chairman who would be responsible for board leadership and a chief executive officer who is responsible for leading the management, operations and employees of our company — when it promoted David C. Dvorak to his current positions as our President and Chief Executive Officer in 2007. Later that year, the Board appointed John L. McGoldrick as non-executive Chairman. Mr. McGoldrick continues to hold this position. The Board believes that this leadership structure allows the Board to function efficiently and effectively and that it continues to be appropriate. However, the Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant. The Board is not opposed in concept to combining these roles as it has done in the past.

The Board selects the non-executive Chairman of the Board in accordance with our Restated By-Laws and upon the criteria that the Board deems appropriate. The non-executive Chairman of the Board has the following duties and responsibilities:

•	presiding at meetings of the Board and stockholders;
•	approving the agendas for meetings of the full Board, as prepared by the CEO;
•	presiding at meetings of the non-management directors;
•	coordinating the activities of the non-management directors; and
•	serving as the liaison between the CEO and the rest of the Board.

If the positions of Chairman of the Board and CEO are combined in the future, the Board will designate one of the non-management directors as “Lead Independent Director.” The Lead Independent Director would have all of the duties and responsibilities of the current non-executive Chairman of the Board, except for the duty to preside at meetings of the Board and stockholders.

Board Role in Risk Oversight

The Board of Directors oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board executes its oversight responsibility for risk management directly and through its committees. The Board’s role in risk oversight has not affected its leadership structure.

The Audit Committee is specifically tasked with overseeing our compliance with legal and regulatory requirements, discussing our risk assessment and risk management processes with management and receiving information on material legal and regulatory affairs, including litigation. Our Vice President, Global Internal and Compliance Audit, who reports directly to the committee, coordinates our global enterprise risk

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

assessment process. We use this process to identify, assess and prioritize internal and external risks, to develop processes for responding to, mitigating and monitoring risks and to inform the development of our internal audit plan, our annual operating plan and our long-term strategic plan. The committee receives detailed reports regarding our enterprise risk assessment process and the committee’s meeting agendas include discussions of individual risk areas throughout the year. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the committee. The committee discusses our major financial risk exposures with our Chief Financial Officer and Chief Accounting Officer. The committee also receives reports from our General Counsel, Chief Information Officer, Chief Compliance Officer and other persons who are involved in our risk management processes.

The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation and Management Development Committee assesses risks relating to our compensation policies and practices.

The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the U.S. Food and Drug Administration and foreign government regulators and risks associated with our strategic plan and our capital structure. In addition, the Board receives detailed regular reports from members of our executive operating committee and other personnel that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Policies on Corporate Governance

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving stockholders well and maintaining our integrity in the marketplace. We have adopted a Code of Business Conduct that applies to all directors, officers and employees and a Code of Ethics for Chief Executive Officer and Senior Financial Officers (the “finance code of ethics”), a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller, and other finance organization employees. The Board of Directors has adopted Corporate Governance Guidelines, which, in conjunction with our Restated Certificate of Incorporation, Restated By-Laws, Board committee charters and key Board policies, form the framework for our governance. The current version of the Code of Business Conduct, the finance code of ethics, the Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation and Management Development Committee, Corporate Governance Committee and Science and Technology Committee, as well as the Board’s policies on auditor ratification and stockholder rights plans, are available in the Investor Relations/Corporate Governance section of our website, www.zimmer.com. If we make any substantive amendments to the finance code of ethics or grant any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer, or Chief Accounting Officer and Corporate Controller, we will disclose the nature of that amendment in the Investor Relations section of our website. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as warranted.

Director Independence

The Board’s Corporate Governance Guidelines, which are available on our website as described above, include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director has no material relationship, directly or indirectly, with us. In assessing independence, the Board considers all relevant facts and circumstances. The Board has determined that each of our non-employee directors, Betsy J. Bernard, Marc N. Casper, Larry C. Glasscock, Robert A. Hagemann, Arthur J. Higgins, John L. McGoldrick and Cecil B. Pickett, Ph.D., meets these standards and is independent. The Board has determined that David C. Dvorak, who is an employee, is not independent.

In making its determination with respect to Mr. Casper, the Board considered his position as President and Chief Executive Officer of Thermo Fisher, a leading provider of analytical instruments, equipment, software

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

and services for research, manufacturing, analysis and diagnostics from which we purchase certain products. During 2010, the amount we paid Thermo Fisher exceeded $1,000,000 but represented less than one percent of Thermo Fisher’s gross revenues. After reviewing the terms of our transactions with Thermo Fisher, the Board determined that Mr. Casper does not have a direct or indirect material interest in the transactions and that our business relationship with Thermo Fisher does not diminish the ability of Mr. Casper to exercise his independent judgment on issues affecting our business.

Majority Vote Standard for Election of Directors

Our Restated By-Laws require directors to be elected by the majority of the votes cast with respect to that director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Restated By-Laws, any director who fails to be elected must tender his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.” In 2011, all nominees for election as directors are currently serving on the Board.

Nominations for Directors

The Corporate Governance Committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a director candidate for consideration by the Corporate Governance Committee should send such recommendation to our Corporate Secretary at the address shown on the cover page of this proxy statement, who will then forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in our Restated By-Laws. (See “What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2012 annual meeting of stockholders?” on page 4 for more information on these procedures.)

In considering candidates for the Board, the Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a committee-recommended nominee. The committee is guided by the following basic selection criteria for all nominees: independence; highest character and integrity; experience and understanding of strategy and policy-setting; reputation for working constructively with others; and sufficient time to devote to Board matters. The committee does not have a policy with regard to the consideration of diversity in identifying director candidates, but the committee generally gives consideration to the diversity of backgrounds, viewpoints, experiences and specialized expertise, as well as the diversity of race, gender and international experience, and other various factors relevant to any particular candidate and the needs of the Board as a whole, in identifying candidates for director. When the Board has a vacancy or is otherwise looking to add one or more members, the committee typically engages a third-party search firm to assist the committee in identifying and evaluating potential director candidates. If the committee is seeking director candidates with particular experience, qualifications, attributes or skills, it will so instruct the search firm. In the past, the committee has, for example, instructed the search firm to identify candidates who could bring diversity of race, gender and/or international experience to the Board.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Stockholder Communication with the Board

The Board has implemented a process whereby our stockholders may send communications to the Board’s attention. Any stockholder desiring to communicate with the Board, or one or more specified members thereof, should communicate in a writing addressed to Zimmer Holdings, Inc., Board of Directors, c/o Corporate Secretary, 345 East Main Street, Warsaw, Indiana 46580. The Board has instructed our Corporate Secretary to promptly forward all such communications to the specified addressees thereof.

Certain Relationships and Related Person Transactions

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has an interest. Under our Audit Committee’s charter, which is available on our website at www.zimmer.com, our Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% stockholder of the company, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless (1) it is in or not inconsistent with our best interests and (2) where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party. No related person transaction in an amount exceeding $120,000 occurred during 2010.

Under our Code of Business Conduct, which is available on our website at www.zimmer.com, our General Counsel or Chief Compliance Officer is charged with reviewing any conflict of interest involving any other employee.

Board Meetings, Attendance and Executive Sessions

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings, meetings of committees on which they serve and stockholder meetings. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2010, the Board held 8 meetings and committees of the Board held a total of 25 meetings. All directors attended 75% or more of the meetings of the Board and committees on which they served. Seven of our eight directors attended the annual meeting of stockholders in May 2010.

Each regularly scheduled Board meeting normally begins with a session between the CEO and the independent directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO) if requested by any director. The independent directors may meet in executive session, without the CEO, at any time, and are scheduled for such non-management executive sessions at each regularly scheduled Board meeting. Mr. McGoldrick, in his capacity as non-executive Chairman, presides at these meetings of non-management directors.

Communication with Non-Management Directors

The Board has adopted a method for communicating directly with the non-management directors and has designated Mr. McGoldrick to receive such communications. Interested parties may contact Mr. McGoldrick via e-mail at john.mcgoldrick@zimmer.com.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

COMMITTEES OF THE BOARD

Our Restated By-Laws provide that the Board may delegate certain of its responsibilities to committees. During 2010, the Board had four standing committees: an Audit Committee, a Compensation and Management Development Committee, a Corporate Governance Committee and a Science and Technology Committee. The membership of each of the Audit Committee, the Compensation and Management Development Committee and the Corporate Governance Committee is composed entirely of independent directors. In addition, the members of the Audit Committee meet the heightened standards of independence for audit committee members required by SEC rules and NYSE listing standards. The membership of the Science and Technology Committee is composed of three independent directors and one employee representative, and the committee works together with an Advisory Board of Science and Technology.

The table below shows the current membership of each Board committee and the number of meetings held during 2010.

Compensation
		and		Science
		Management	Corporate	and
Director	Audit	Development	Governance	Technology
Betsy J. Bernard	X	X	X	X
Marc N. Casper		X	X
David C. Dvorak
Larry C. Glasscock	X	X
Robert A. Hagemann	Chair		X
Arthur J. Higgins	X	Chair
John L. McGoldrick	X	X	Chair	X
Cecil B. Pickett, Ph.D.		X	X	Chair
2010 Meetings	12	7	5	1

Audit Committee.  The principal functions of the Audit Committee include:

•	appointing, evaluating and, where appropriate, replacing our independent registered public accounting firm;
•	pre-approving all auditing services and permissible non-audit services provided to us by our independent registered public accounting firm;
•	reviewing with our independent registered public accounting firm and with management the proposed scope of the annual audit, past audit experience, our program for the internal examination and verification of our accounting records and the results of recently completed internal examinations;
•	resolving disagreements between management and our independent registered public accounting firm regarding financial reporting;
•	reviewing major issues as to the adequacy of our internal controls; and
•	overseeing our compliance with legal and regulatory matters and aspects of our risk management processes.

The Board of Directors has determined that Betsy J. Bernard, Larry C. Glasscock, Robert A. Hagemann, Arthur J. Higgins and John L. McGoldrick qualify as “audit committee financial experts” as defined by SEC rules. See pages 5-9 for a description of their respective business experience. Stockholders should understand that this designation is an SEC disclosure requirement related to these directors’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon these directors any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

The report of the Audit Committee appears on pages 19-21.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Compensation and Management Development Committee.  The duties of the Compensation and Management Development Committee include:

•	administering our annual incentive, stock option and long-term incentive plans;
•	reviewing and making recommendations to the Board with respect to incentive compensation and equity-based plans;
•	approving compensation of executive officers; and
•	discussing with management the Compensation Discussion and Analysis required by SEC regulations and, if appropriate, recommending its inclusion in our Annual Report on Form 10-K and proxy statement.

None of the members of the Compensation and Management Development Committee during 2010 or as of the date of this proxy statement is or has been our officer or employee or had any relationship requiring disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation and Management Development Committee or the Board or otherwise under circumstances requiring disclosure under Item 404 of Regulation S-K.

The report of the Compensation and Management Development Committee appears on pages 39-40.

Corporate Governance Committee.  The duties of the Corporate Governance Committee include:

•	developing and recommending to the Board criteria for selection of non-management directors;
•	recommending director candidates to the Board;
•	periodically reviewing director performance;
•	periodically reassessing the Board’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval; and
•	periodically reviewing, in cooperation with the Compensation and Management Development Committee, the form and amount of non-employee director compensation and recommending any proposed changes to the Board for approval.

Science and Technology Committee.  The duties of the Science and Technology Committee include:

•	advising the Board on matters involving our new science and advanced technology programs, including major internal projects, interactions with academic and independent research organizations and the acquisition of technologies; and
•	reviewing and recommending to the Board major technology positions and strategies relative to emerging concepts of therapy, new trends in healthcare and changing market requirements.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for monitoring the integrity of the company’s financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of the company’s internal audit function and compliance with certain legal and regulatory requirements. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.

Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management’s report on internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States as well as rendering an opinion on the company’s internal control over financial reporting. The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on internal control over financial reporting. Committee members are not, however, professionally

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The committee held 12 meetings during 2010. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal auditor and the independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC.

The committee discussed with the internal auditor and PwC the overall scope and plans for their respective audits. The committee met with the internal auditor and PwC, with and without management present, to discuss the results of their examinations and their evaluations of the company’s internal control over financial reporting. The committee reviewed and discussed compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including consideration of the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5, An Audit of Internal Control over Financial Reporting That is Integrated With an Audit of Financial Statements.

The committee discussed major financial risk exposures with management and the steps management has taken to monitor and control such exposures, including risk assessment and risk management policies.

Management has represented to the committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee has reviewed and discussed the consolidated financial statements with management and PwC. The committee reviewed and discussed with management, the internal auditor and PwC management’s report on internal control over financial reporting and PwC’s report on internal control over financial reporting. The committee also discussed with management and the internal auditor the process used to support certifications by the Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany periodic filings with the Securities and Exchange Commission and the processes used to support management’s report on internal control over financial reporting.

The committee also discussed with PwC all matters required to be discussed by that firm’s professional standards, including, among other things, matters related to the conduct of the audit of the consolidated financial statements and the matters required to be discussed by AU Section 380, Communication With Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200 T.

PwC provided to the committee the written disclosures and the letter required by applicable Public Company Accounting Oversight Board requirements and represented that PwC is independent from the company. The committee also discussed with PwC its independence from the company. When considering PwC’s independence, the committee considered if services PwC provided to the company beyond those rendered in connection with its audit and related reviews of the consolidated financial statements and the company’s internal control over financial reporting, were compatible with maintaining its independence. The committee concluded that the provision of such services by PwC has not jeopardized PwC’s independence.

Based on the reviews and discussions described above, and subject to the limitations on the committee’s role and responsibilities referred to above and in the charter of the Audit Committee, the committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements for the year ended December 31, 2010 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

The members of the committee have also confirmed there have been no new circumstances or developments since their respective appointments to the Audit Committee that would impair any member’s ability to act independently.

Audit Committee

Robert A. Hagemann, Chairman
Betsy J. Bernard
Larry C. Glasscock
Arthur J. Higgins
John L. McGoldrick

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

COMPENSATION OF DIRECTORS

2010 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation we paid to our non-employee directors for 2010. Mr. Dvorak is not included in this table because he received no additional compensation for his service as a director.

	Fees Earned or Paid
	in Cash(1)	Stock Awards(2)	Option Awards(3)	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(h)
Betsy J. Bernard	62,500	155,520	—	218,020
Marc N. Casper	49,000	155,520	—	204,520
Larry C. Glasscock	51,500	130,520	37,500	219,520
Robert A. Hagemann	68,500	155,520	—	224,020
Arthur J. Higgins	92,000	130,520	—	222,520
John L. McGoldrick	135,500	130,520	—	266,020
Cecil B. Pickett, Ph.D.	60,625	155,520	—	216,145
Augustus A. White, III, M.D., Ph.D.(4)	39,250	30,520	—	69,770

(1)	Amounts include fees that were paid in cash plus fees that were voluntarily deferred at each director’s election under our Restated Deferred Compensation Plan for Non-Employee Directors, or the Deferred Compensation Plan. As explained more fully below, compensation that a director elects to defer is credited to the director’s deferred compensation account as either treasury units, dollar units or deferred share units, or DSUs, and will be paid in cash following the director’s retirement or other termination of service from the Board.

(2)	Represents the grant date fair value of the stock awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). For a discussion of the assumptions made in the valuation, see Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

The following table sets forth the grant date fair value of annual grants of RSUs and DSUs awarded to each director during 2010 as well as DSUs granted to each of Messrs. Casper and Hagemann, Dr. Pickett and Ms. Bernard during 2010 pursuant to the mandatory deferral provisions of the Deferred Compensation Plan.

	Ms. Bernard	Mr. Casper	Mr. Glasscock	Mr. Hagemann	Mr. Higgins	Mr. McGoldrick	Dr. Pickett	Dr. White
RSUs (granted 05-03-10)	$100,000	$100,000	$100,000	$100,000	$100,000	$100,000	$100,000	$—
DSUs (granted 05-03-10)	30,520	30,520	30,520	30,520	30,520	30,520	30,520	30,520
DSUs (mandatory deferral)	25,000	25,000	—	25,000	—	—	25,000	—

Total	$155,520	$155,520	$130,520	$155,520	$130,520	$130,520	$155,520	$30,520

The following table sets forth, as of December 31, 2010, the aggregate number of RSUs held by each director and the aggregate number of DSUs that will be settled in shares of our common stock held by each director.

	Ms. Bernard	Mr. Casper	Mr. Glasscock	Mr. Hagemann	Mr. Higgins	Mr. McGoldrick	Dr. Pickett	Dr. White
Number of RSUs	3,925	3,925	6,371	5,303	5,743	6,371	5,303	3,664
Number of DSUs	1,993	1,993	6,243	2,920	2,914	7,040	2,920	—

Total	5,918	5,918	12,614	8,223	8,657	13,411	8,223	3,664

(3)	Represents the grant date fair value determined in accordance with ASC 718 with respect to stock options that were awarded to Mr. Glasscock in May 2010 pursuant to his election under the Deferred Compensation Plan to convert the portion of his annual retainer for Board service not subject to mandatory deferral into stock options. Under the terms of our Stock Plan for Non-Employee Directors, these stock options vested on December 31, 2010.

For a discussion of the assumptions made in the valuation of our stock options, see Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

The following table sets forth the aggregate number of shares of our common stock underlying unexercised stock options held by each director as of December 31, 2010.

	Ms.	Mr.	Mr.	Mr.	Mr.	Mr.
	Bernard	Casper	Glasscock	Hagemann	Higgins	McGoldrick	Dr. Pickett	Dr. White
Number of Shares Underlying Stock Options	—	—	60,540	—	—	8,333	—	—

(4)	Dr. White’s term as a member of the Board of Directors ended May 3, 2010.

The Board of Directors believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of director compensation include annual retainers, committee chair annual fees, meeting fees and equity-based awards. It is the Board’s practice to provide a mix of cash and equity-based compensation to more closely align the interests of directors with our stockholders.

Retainers and Meeting Fees. During 2010, we paid each non-employee director an annual retainer of $50,000 subject to mandatory deferral requirements as described below. We also paid each non-employee director a fee of $1,500 for attending each Board meeting and each Board committee meeting. We also paid each Board committee chair an additional annual fee of $7,500 and we paid an additional annual retainer of $30,000 to the non-executive Chairman of the Board. We pay non-employee directors one-fourth of their annual retainers and committee chair annual fees and fees for attending Board and committee meetings held during the prior three months at the end of each calendar quarter.

Equity-Based Compensation and Mandatory Deferrals. During 2010, we awarded each non-employee director 500 DSUs as of the date of the annual meeting of stockholders with an initial value based on the price of our common stock on that date. We require that these annual DSU awards be credited to a deferred compensation account under the provisions of the Deferred Compensation Plan. DSUs represent an unfunded, unsecured right to receive shares of our common stock or the equivalent value in cash, and the value of DSUs varies directly with the price of our common stock. We also require that 50% of a director’s annual retainer be deferred and credited to his or her deferred compensation account in the form of DSUs with an initial value equal to the amount of fees deferred until the director holds a total of at least 5,000 DSUs. Non-employee directors may elect to defer receipt of compensation in excess of their mandatory deferral and annual DSU award. Elective deferrals are credited to the director’s deferred compensation account in the form of either treasury units, dollar units or DSUs with an initial value equal to the amount of fees deferred. The value of treasury units and dollar units does not change after the date of deferral. Amounts deferred as treasury units are credited with interest at a rate based on the six-month U.S. Treasury bill discount rate for the preceding year. Amounts deferred as dollar units are credited with interest at a rate based on the rate of return of our invested cash during the preceding year. All treasury units, dollar units and DSUs are immediately vested and payable following termination of the non-employee director’s service on the Board. We settle annual DSU awards and mandatory deferral DSUs in shares of our common stock. We pay the value of treasury units, dollar units and elective deferral DSUs in cash. Directors may elect to receive the cash payment in a lump sum or in not more than ten annual installments. Non-employee directors may also elect to convert all or a portion of their annual retainer not subject to mandatory deferral into stock options using a ratio of an option to purchase three shares of common stock for each DSU the director would have received if he or she had elected to defer such compensation. These stock options become fully exercisable on the last day of the calendar year in which the options are granted if the director continues as a non-employee director throughout that year.

During 2010, we also awarded each continuing non-employee director RSUs as of the date of the annual meeting of stockholders with an initial value of $100,000 based on the price of our common stock on that date. These awards were made under the Stock Plan for Non-Employee Directors. The RSUs vested immediately and are subject to mandatory deferral until May 3, 2013 or, if later, the director’s retirement or other termination of service from the Board. We will settle the RSUs in shares of our common stock.

Insurance, Expense Reimbursement and Director Education. We provide non-employee directors with travel accident insurance and reimburse reasonable expenses they incur for transportation, meals and lodging when on Zimmer business. We also reimburse non-employee directors for reasonable out-of-pocket expenses, including tuition costs incurred in attending director education programs.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section of the proxy statement we discuss and analyze the compensation of our principal executive and financial officers and our three other most highly compensated executive officers for 2010 (the “named executives”). The “Executive Officer Compensation Tables and Notes” section presents compensation earned by the named executives in 2010, 2009 and 2008.

Summary

Executive compensation for 2010 aligned well with our performance, driven by these factors:

•	We generated increased revenues, adjusted diluted earnings per share and operating cash flow as compared to 2009, despite a challenging global economic environment. We reported net sales of $4.22 billion for 2010, an increase of 3.0% over 2009. Adjusted diluted earnings per share were $4.33, an increase of 9.9% over 2009, and operating cash flow was $1.19 billion, an increase of 6.8% over 2009. Our solid earnings and strong bottom-line and cash flow performance resulted in slightly above-target payouts under our annual cash incentive program and our 2010 performance-based RSU award, which is subject to time-based vesting requirements through 2014.

•	We made investments in innovation to drive sustained growth in earnings and cash flow and we returned value to stockholders. Due to the strong cash flow generated from our operations in 2010, we were able to invest $220.0 million in research and development while returning value to stockholders with the repurchase of approximately $505.5 million of common stock.

•	We successfully executed several important product launches, which we believe will position us for accelerated growth as the economy strengthens. These include the Zimmer NexGen® LPS-Flex Mobile Bearing Knee with Prolong® Highly Crosslinked Polyethylene, our new patient specific and posterior referencing instrumentation systems, the Continuum® Acetabular System, the Zimmer NCB® (Non-Contact Bridging) Periprosthetic Plating System and the Zimmer Natural Nail® System.

•	We demonstrated our commitment to invest globally in high-growth emerging markets and businesses. We completed the acquisitions of Beijing Montagne Medical Device Co., Ltd., further enhancing our presence in the rapidly growing Chinese market, and Geneva, Switzerland-based Sodem Diffusion S.A., strengthening our position in the over $1 billion surgical power tools market.

Executive compensation for 2010 also aligned well with the objectives of our pay-for-performance compensation philosophy, as demonstrated by the following:

•	We emphasize long-term equity-based incentives and require a substantial ongoing equity ownership position for executives to align their interests with those of our stockholders. In 2010, 79% of our CEO’s target total direct pay opportunity was attributable to long-term equity-based incentives, 11% was attributable to short-term cash incentives, and 10% was attributable to base salary. Our CEO must accumulate and hold shares with a value equal to at least five times his base salary. His current holdings exceed this guideline requirement.

•	We emphasize at-risk performance-based compensation that is earned only if key business and financial metrics are achieved. In 2010, 52% of the CEO’s pay was at-risk performance-based compensation in the form of performance-based RSUs and annual cash incentives. Another 38% of the CEO’s 2010 pay was in the form of stock options that vest over a multi-year period and have value only to the extent our stock price increases. In aggregate, 90% of the CEO’s pay was at-risk and/or contingent on stock price increases.

•	We believe year-over-year increases in CEO pay should be primarily made in the form of at-risk performance-based compensation. Substantially all of the increase in our CEO’s pay from 2009 to 2010

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

was attributable to at-risk performance-based compensation. Performance-based RSUs accounted for 94% of the increase in his pay.

Executive Compensation Philosophy

Our employees are critical to the success of our business strategy. We seek to compensate them in a manner that will drive the success of the business, and, in turn, increase stockholder value on a long-term, sustainable basis. Consistent with this philosophy, we design our executive compensation program to accomplish the following:

•	Attract and Retain a Highly Qualified and Effective Leadership Team. We design our program to be competitive with the organizations with which we compete for talent in order to attract, retain and motivate high-performing executives.

•	Pay for Performance. We design our program to reward performance and the achievement of short- and long-term goals to achieve our strategic business plan. As executives assume positions of greater responsibility, a larger portion of their total compensation is at-risk incentive compensation tied to measures of our performance. In 2010, approximately 50% of named executives’ target total direct pay opportunity (base salary + target annual cash incentive opportunity + target long-term equity-based incentive value) was at-risk and contingent on the achievement of financial and individual performance measures. Approximately another 36% was in the form of stock options that vest over a multi-year period and have value only to the extent our stock price increases.

•	Create Stockholder Alignment. We align the interests of our executives with stockholder interests through the use of equity-based incentives and stock ownership guidelines that facilitate a culture of ownership and reward executives for sustained and superior performance as measured by operating results and stockholder return.

Executive Compensation for 2010

For 2010, the Compensation and Management Development Committee of the Board (the “committee”) generally maintained the same pay elements and mix as in 2009. The 2010 executive compensation program consisted of base salary, a cash incentive opportunity and two forms of long-term equity-based incentives: performance-based RSUs and stock options. In addition, we offer retirement plans and welfare benefits that are generally available to all employees and we provide a very limited range of perquisites or other benefits. The committee’s intention is to provide a total pay opportunity that is comparable to our closest peer group and industry competitors, but which also places a greater emphasis on at-risk equity-based compensation. The committee believes that when the actual pay of the named executives is dependent upon our financial and stock price performance, the interests of the executives are better aligned with those of our stockholders.

In December 2010, the committee reviewed an analysis of our 2010 compensation elements relative to market and peer group practice. The analysis revealed that, while our mix of pay is generally aligned with median peer group practice, it is weighted less heavily towards base salary and more heavily towards long-term incentive compensation, which is consistent with our overall design philosophy that emphasizes at-risk and equity-based incentives to drive performance.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Mix of Pay - CEO

Mix of Pay - Top 5 Executive Average

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Compensation
Element	Objective	Key Features Specific to Executives
Base salary	To provide a fixed component of compensation, as a recruiting and retention tool and to recognize increased responsibilities through promotional increases.	Targeted at approximately the 50th percentile of market based on data derived from peer group and published compensation survey benchmarking data. The committee selected the 50th percentile as the positioning for base salary because it believes this is a reasonably competitive mid-point, appropriate for the only fixed component of compensation.

Annual cash incentive (bonus) opportunities	To focus our executives on pre-set financial objectives and drive specific behaviors that foster short-term and long-term growth and profitability.
Targeted at approximately the 65th percentile of market. The committee believes targeting annual cash incentive opportunities at the 65th percentile of market is appropriate because of the high proportion of compensation that is variable, at risk and tied to our financial and operational performance.

Each executive is eligible for an annual award opportunity in an amount based upon a percentage of base salary. Consistent with our compensation objectives, as executives assume greater responsibilities, more of their pay is contingent on company performance.

Payouts can range between 0% and 200% of the specified percentage of the executive’s base salary depending on our financial results relative to predetermined performance measures. The committee has the discretion to adjust a bonus payment downward (but not upward) from the amount yielded by the formula for executives based on individual performance and any other factors the committee deems relevant.

Long-term equity-based incentives	To motivate executives to drive the long-term performance of the company and to align their interests with those of stockholders.
Targeted at approximately the 75th percentile of market on average. From 2008 through 2010, target grants to our named executives ranged between the 49th and 82nd percentiles of the peer group on average. The committee believes the emphasis on equity awards in our executive compensation program is appropriate as these officers have the greatest role in establishing the company’s direction and should have the greatest proportion of their compensation aligned with the long-term interests of stockholders. Approximately 50% of the grant value of the 2010 target award was in the form of performance-based RSUs and the other 50% was in the form of stock options. Equity incentives are the most significant component of each named executive’s compensation package.

Performance-based RSUs are earned based on actual results relative to a predetermined performance measure and payouts can range from 0% to 150% of the target number of RSUs awarded. Earned RSUs that vest are settled in shares of common stock, on a one-for-one basis. Shares earned at the end of the one-year performance period will vest over the next three years, so that the earned shares are not fully vested until the fourth anniversary of the grant date.

Stock options vest over four years and have value only to the extent our stock price rises after the grant date.

Target compensation for individual executives may vary from the percentiles noted above based on a variety of factors, such as experience and time in the position, the nature of the executive’s responsibilities, criticality of the role and difficulty of replacement, internal equity, retention concerns, individual performance and expected future contributions, readiness for promotion to a higher level, and, in the case of externally recruited executives, compensation earned at a prior employer.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Base Salary

In setting executives’ base salaries for 2010, the committee considered our 2010 employee merit increase guidelines, market data based on peer group and published compensation survey benchmarking data, and internal equity. The 2010 merit increase guideline for U.S.-based employees was 2.75%. The 2010 base salary increases for Messrs. Dvorak and Crines include a market adjustment to bring their base salaries more in line with our philosophy of targeting base pay at the 50th percentile of market. Mr. Paulsen joined the company in December 2009 and was not eligible for a 2010 base salary increase.

Base salary
			Percentage
Name	2009	2010	Increase
Mr. Dvorak	$787,500	$850,000	7.94%

Mr. Crines	$475,300	$494,300	4.00%

Mr. Melzi(1)	$577,538	$566,273	2.75%

Mr. McCaulley	$500,000	$513,800	2.75%

Mr. Paulsen	$465,000	$465,000	0.00%

(1)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. dollars for purposes of this table using the average exchange rate for 2009 and 2010 of 1 EUR = 1.3930 USD and 1 EUR = 1.32928 USD, respectively. The percentage increase is computed based on his salary in Euros before conversion to U.S. dollars (€414,600 for 2009 and €426,000 for 2010).

Annual Cash Incentives

Annual cash incentives for executives are determined under the Zimmer Holdings, Inc. Executive Performance Incentive Plan (“EPIP”). When establishing 2010 target EPIP awards, the committee considered the following:

Target EPIP award percentages. The committee determined target EPIP award percentages based on job responsibilities, market data based on peer group and published compensation survey benchmarking data, and internal equity. After considering these factors, the committee established a 2010 target percentage for each named executive that is generally consistent with the 65th percentile of market. The 2009 and 2010 target percentages for each named executive are shown below. Mr. Paulsen joined the company in December 2009 and was not eligible for an EPIP award in 2009.

EPIP award targets (as a percentage of base salary)
Name	2009	2010	Change
Mr. Dvorak	115%	120%	5%

Mr. Crines	75%	80%	5%

Mr. Melzi	65%	75%	10%

Mr. McCaulley	70%	80%	10%

Mr. Paulsen	N/A	70%	N/A

Financial performance measures. As in recent years, the committee selected consolidated revenue, adjusted diluted earnings per share (“EPS”) and consolidated free cash flow as the financial measures on which to assess our 2010 performance for purposes of the EPIP. The relative weight assigned to each of these measures was 25%, 50% and 25%, respectively, for each of the last several years. The committee established specific goals for each of the measures in early 2010 based on the annual operating plan approved by the Board.

The committee selected consolidated revenue and adjusted EPS, as those are of primary interest to stockholders and are the two measures as to which we provide guidance to the market. They also focus executives appropriately on improving both top-line sales and bottom-line earnings, with special emphasis on

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

earnings in order to tie rewards directly to productivity improvements. Adjusted EPS is weighted most heavily because the committee believes it is the performance measure that correlates most closely with stockholder value. The committee selected consolidated free cash flow as the third performance measure, as that measure focuses executives appropriately on cash, inventory, receivables and payables management. The performance measures, targets, our actual performance against the targets and the resulting achievement and payout percentages were as follows for 2010:

EPIP performance measures – target and actual performance
		Actual	Actual
		(as Publicly	(as
		Announced	Reduced for			Weighted
		in Earnings	Purposes of	Achievement		payout
Financial performance measures	Target	Release)	EPIP)	Percentage (4)	Weight	percentage
Adjusted EPS(1)	$4.28/share	$4.33/share	$4.30/share	100.5%	50%	51.2%

	(In millions)

Consolidated revenue(2)	$4,334	$4,220	$4,219	97.3%	25%	22.8%

Consolidated free cash flow(3)	$808	$922	$860	106.4%	25%	33.0%

					Total	107.0%

(1)	Adjusted EPS had to equal or exceed the target level ($4.28) in order for payments to exceed 100% of target. Consistent with past practice, the committee adjusted the results on which 2010 EPIP awards were determined to eliminate the effects of certain items. Adjusted EPS for purposes of the EPIP is calculated the same way it is calculated in our earnings announcements. The committee reviews all adjustments and retains discretion to reduce compensation below the amounts that are yielded by use of the adjusted EPS measure reported to the investment community. For 2010, the committee reduced adjusted EPS for purposes of the EPIP to eliminate three cents of EPS improvement attributable to share repurchases in excess of plan. As a result, 2010 adjusted EPS for purposes of the EPIP is calculated as follows:

Reconciliation of Adjusted EPS performance measure	2010
EPS (as computed under Generally Accepted Accounting Principles)	$2.97

Eliminate:

• amortization of acquisition-related inventory step-up	0.01

• acquisition and integration costs and employee termination benefits and asset impairment charges connected with global restructuring and transformation initiatives	0.17

• provision for certain Durom® Acetabular Component product claims	0.37

• goodwill impairment charge related to U.S. Spine reporting unit	1.01

• tax benefit of eliminated items	-0.20

Adjusted EPS (As Publicly Announced in Earnings Release)	$4.33

Eliminate favorable effect of share repurchases in excess of plan	-0.03

Adjusted EPS (As Reduced for Purposes of EPIP)	$4.30

(2)	For 2010, the committee reduced actual consolidated revenue of $4.220 billion by $1 million for purposes of the EPIP to exclude the favorable effect of foreign currency translation in excess of budget.

(3)	Consolidated free cash flow is net cash provided by operating activities ($1,194 million) less additions to instruments ($193 million) and other property, plant and equipment (“PPE”) ($79 million). For 2010, the committee reduced actual consolidated free cash flow of $922 million by $62 million for purposes of the EPIP to exclude the favorable effect of an under-spend in PPE relative to budget.

(4)	The achievement percentage for each performance measure was applied to the following payout curve to determine the payout percentage for that measure. Achievement for each measure was capped at 120% of target and had a threshold of 85% of target with linear interpolation between the specified percentages. The resulting payout percentages were then weighted and summed to determine the total overall payout percentage of 107.0%.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

EPIP payout curve applied to each performance measure
Payout
Achievement Percentage	Percentage
120%+	200%

100%	100%

85%	50%

Less than 85%	0%

Individual performance. Once the EPIP payout percentage was computed based on our financial performance as described above, the committee took into account its view of how well each named executive performed during 2010 to determine the actual cash incentive payments. The committee met in executive session to review our CEO’s performance based on his achievement of goals and objectives agreed upon at the beginning of the year, his contribution to our overall performance and other leadership accomplishments. The committee’s assessment of other officers requires significant input from the CEO. The committee receives a performance assessment from the CEO and also exercises its judgment based on its interactions with the officer. As with the CEO, the officer’s performance evaluation is based on the achievement of established goals and objectives, the officer’s contributions to our performance and other leadership attributes and accomplishments. The goals set for each named executive for 2010 reflected the wide range of responsibilities that are attributed to each and included goals covering financial performance, corporate strategy, innovation, research and development, quality and regulatory, operational excellence, leadership development, succession planning and constituent relations, among other areas. Based on its assessment of the named executives’ individual performance, the committee exercised negative discretion to reduce each named executive’s cash incentive payment below the 107% of target determined as described above. As a result, the actual EPIP payouts for the named executives for 2010 were as follows:

2010 EPIP opportunities and actual payouts
	Opportunity		Actual payment as a
	(at target	Actual	percentage of target
Name	performance)	Payment	opportunity
Mr. Dvorak	$991,298	$1,039,475	104.9%

Mr. Crines	$385,980	$404,739	104.9%

Mr. Melzi (1)	$410,460	$426,016	103.8%

Mr. McCaulley	$396,614	$415,890	104.9%

Mr. Paulsen	$325,500	$341,319	104.9%

(1)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. dollars for purposes of this table using the average exchange rate for 2010 of 1 EUR = 1.32928 USD.

Equity-Based Incentives

When establishing 2010 target long-term equity-based incentive awards, the committee considered the following:

Target grant values. In determining the target grant values to be awarded to each named executive, the committee reviewed market data based on peer group and published compensation survey benchmarking data. This review focused on how much equity should be granted to each executive in order to be competitive with equity awards provided to similarly situated officers in our peer group and in the broader market represented by the survey data. For 2008 through 2010, target grant values to our named executives ranged from the 49th to 82nd percentiles of the peer group on average. For 2010, the committee issued equity awards toward the higher end of this range as part of a long-term compensation plan to motivate, incentivize and retain executives who are critical to our success over the coming years, through compensation that must be earned through performance. Following the 2010 grants at the higher end of the range, the committee reduced target grant values to named executives in 2011 by approximately 10% on average. For 2010, in addition to

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

reviewing market data, the committee took into consideration its expectations of each executive’s future contributions to the company, his 2009 performance (except in the case of Mr. Paulsen, who was hired in December 2009), internal equity principles, total shares available to be granted and potential stockholder dilution, and set equity grant targets for the named executives that were consistent with to slightly below the 75th percentile of the peer group and above the 75th percentile of the broader market. The total target grant value for each executive was then allocated approximately one-half to stock options that vest over four years and one-half to performance-based RSUs that are earned if financial performance goals are achieved. Earned RSUs vest on the second through fourth anniversaries of the grant date. The committee considered these equity awards in connection with its determination of each named executive’s total compensation for 2010.

Performance-based RSUs – financial performance measure. Beginning in 2009, the committee changed the mix of equity-based awards granted to the named executives from stock options only to a mix of stock options and performance-based RSUs that combine achievement of an objective performance goal with multi-year vesting requirements. This change was influenced by market data that showed that companies were shifting away from stock options in favor of alternative performance-based awards. The committee retained a mix of stock options and performance-based RSUs for 2010, but weighted the mix more heavily toward performance-based RSUs to better align the grant with our pay-for-performance philosophy and stockholder interests. In 2009, the mix (based on grant date fair value) was approximately 60% stock options and 40% performance-based RSUs. In 2010, the mix was approximately 50% stock options and 50% performance-based RSUs. The committee selected adjusted EPS as the financial measure on which to assess 2010 performance for purposes of the performance-based RSU grant. The committee believes adjusted EPS is the performance measure that correlates most closely with stockholder value and believes it is appropriate to underscore its importance in both the annual and long-term incentive plans. In addition, adjusted EPS is one of the measures for which we provide guidance and it is broadly communicated to the public. The committee set target performance at $4.28/share based upon our operating plan approved by the Board. Possible payouts for the performance-based RSUs ranged from zero if actual 2010 adjusted EPS was less than 85 percent of target performance to 150 percent if actual 2010 adjusted EPS was at least 115 percent of target. Based on actual adjusted EPS of $4.30, the named executives earned approximately 101.6% of the target number of RSUs granted. One-third of these earned RSUs will vest in each of 2012, 2013 and 2014, contingent on the executive’s continued employment through the applicable vesting date.

2010 performance-based RSUs – target and actual performance
		Actual (as Publicly Announced	Actual (as Reduced for Purposes of
Financial performance measures	Target	in Earnings Release)	EPIP and Performance-Based RSUs)
Adjusted EPS (1)	$4.28/share	$4.33/share	$4.30/share

(1)	See “Annual Cash Incentives” above for a calculation of adjusted EPS. As described above, actual 2010 adjusted EPS as publicly announced in our earnings release was $4.33. As with the EPIP, for purposes of the performance-based RSU award, the committee reduced adjusted EPS by three cents to eliminate the favorable effect of share repurchases in excess of plan.

2010 performance-based RSUs – opportunity and payout
	Opportunity (at target	Actual number of	Earned RSUs as a percentage
Name	company performance)	RSUs earned (1)	of target opportunity
Mr. Dvorak	62,700	63,691	101.6%

Mr. Crines	22,600	22,957	101.6%

Mr. Melzi	19,400	19,707	101.6%

Mr. McCaulley	19,400	19,707	101.6%

Mr. Paulsen	15,400	15,643	101.6%

(1)	One-third of the earned RSUs will vest in each of 2012, 2013 and 2014.

Stock options. While the committee changed the mix of equity-based grants beginning in 2009 to introduce performance-based RSUs, it has retained stock options as a component of the annual long-term incentive grant so that a portion of the award will have value only to the extent our stock price rises after the grant date.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Other stock and option awards. Awards of restricted stock, RSUs and stock options granted or approved in previous years were also outstanding during 2010. For example, in December 2009, the committee approved grants of RSUs and stock options to Mr. Paulsen as part of the compensation package negotiated when he joined the company as Group President, Global Businesses. These grants to Mr. Paulsen were intended to induce him to join Zimmer and to align his interests with those of our stockholders. The grants have a grant date of January 4, 2010 and are reported as 2010 compensation in the Summary Compensation Table. The RSUs vest over five years and the stock options vest over four years, contingent on Mr. Paulsen’s continued employment. Similarly, in November 2008, the committee approved grants of restricted stock and stock options to Mr. McCaulley as part of the compensation package negotiated when he joined the company as President, Zimmer Reconstructive. These grants to Mr. McCaulley were intended to induce him to join Zimmer, to compensate him for equity of his former employer that he forfeited when he joined Zimmer and to align his interests with those of our stockholders. The grants have a grant date of December 1, 2008. The number and market value of outstanding shares and units and the number and exercise price of outstanding stock options, along with the awards’ vesting schedules, appear in the Outstanding Equity Awards at 2010 Fiscal Year-End table and the notes accompanying that table.

Equity incentive grant practices. The committee has traditionally approved equity-based awards to named executives at approximately the same time each year. For 2010, the committee established a mid-March grant date for annual equity grants to all eligible employees. The committee established this date in early February. The mid-March grant date timing is driven by these considerations:

•	It coincides with our calendar-year-based performance management cycle, allowing supervisors to communicate the equity award decisions close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

•	It follows the annual earnings release and the filing of our Annual Report on Form 10-K.

The committee approves target grant values for stock options and performance-based RSUs prior to the grant date. On the grant date, those values are converted to a number of options and RSUs based on:

•	the average of the high and the low closing prices of our common stock on the grant date, and

•	the same valuation methodology we use to determine the accounting expense of the grants under ASC 718.

The committee typically delegates authority to our CEO to grant a limited number of equity-based awards for purposes of attracting new employees, rewarding superior employee performance and recognizing exceptional effort and commitment as he deems appropriate from time to time. He is not authorized to grant awards to executive-level employees or new hires for executive-level positions. The aggregate number of shares underlying all such grants by Mr. Dvorak during 2010 was limited to 350,000. He subsequently reports any such grants he makes to the committee. Grants to new hires and other off-cycle grants are effective on the first trading day of the month following the later of Mr. Dvorak’s approval of the grant or the new hire’s start date.

Under the terms of our management stock incentive plan and corresponding award agreements, the vesting of stock options held for at least one year accelerates upon the employee’s retirement or reaching age 60. In the case of retired employees, the options remain exercisable for the original option term. For employees 60 or older, if the employee’s employment ends for a reason other than retirement as defined in the plan, the employee will have three months from the date of termination to exercise. We believe these practices enhance the effectiveness of stock options granted to more experienced employees. The committee does not consider these accelerated vesting practices when it determines the type or number of awards granted to a particular employee in any given year.

As explained below under the heading “Executive Compensation Recoupment Policy,” cash and equity incentives paid to our executive officers may be subject to recoupment. We also require all employees, including the named executives, to sign a non-competition agreement as a condition of receiving an equity award. If the employee breaches the non-competition agreement, the committee may require the employee to

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

forfeit his or her award, even if vested. To the extent an award has previously been exercised or becomes non-forfeitable, the committee may require the employee to return any shares of common stock he or she received upon the exercise or cash proceeds received upon sale.

Executive stock ownership guidelines and hedging prohibition. The named executives must meet stock ownership guidelines set by the Board. The committee oversees compliance with these guidelines and periodically reviews the guidelines. The guidelines require our CEO to own shares with a value equal to at least five times his base salary and the other named executives to own shares with a value equal to at least three times their base salaries. All shares owned by the executive count toward these guidelines, including shares owned indirectly, shares held in our employee stock purchase plan, as well as restricted shares, RSUs and performance-based RSUs (at the target award level). In addition, one-half of the unrealized gain on vested stock options is counted toward these guidelines. Executives subject to the guidelines may not sell shares acquired through option exercises or vesting of restricted stock or RSUs until the minimum ownership requirements have been satisfied. All named executives are currently in compliance with the guidelines or are pursuing plans that will enable them to achieve compliance within the five-year time frame prescribed in the guidelines. We have approved procedures by which every executive officer must obtain clearance prior to selling any shares of our common stock, in part to ensure no executive falls out of compliance with the stock ownership guidelines.

In addition, we have policies in place to prevent executive officers from hedging the economic risk of ownership of our common stock.

Executive stock ownership guidelines
Name	Value of Zimmer stock required to be held	Meets guideline
Mr. Dvorak	$4,250,000	Yes

Mr. Crines	$1,482,900	Yes

Mr. Melzi (1)	$1,698,820	Yes

Mr. McCaulley	$1,541,400	Yes

Mr. Paulsen	$1,395,000	Yes

(1)	Mr. Melzi’s compensation is paid in Euros. The stock ownership requirement applicable to Mr. Melzi has been converted to U.S. dollars for purposes of this table using the average exchange rate for 2010 of 1 EUR = 1.32928 USD.

Market Review of 2010 Compensation

To assess whether our 2010 compensation was consistent with the target levels described above, the committee reviewed an analysis of 2010 compensation for each executive officer, including base salary, annual cash incentive, annual cash compensation (base salary plus annual cash incentive) and long-term incentive compensation. This information was then compared to competitive pay level compensation information collected from our peer group and from published compensation surveys. The market review revealed that the base salaries of our executive officers for 2010 were generally consistent with the published survey medians, while our CEO’s and CFO’s base salaries were below the peer group median. The market review also found that the target total cash compensation of our executive officers for 2010 was generally consistent with the 65th percentile of the published survey data, while our CEO’s and CFO’s target total cash compensation was below the 65th percentile of the peer group. Finally, the market review showed that the target long-term incentive grants to each of our named executives, based on grant date fair value, was above the 75th percentile of the published survey data and at or above the 75th percentile of the peer group.

In addition, a three-year assessment conducted during 2010 by the committee’s consultant, Towers Watson & Co. (“Towers Watson”), confirmed that the potentially realizable pay of our named executives for the period from 2007 through 2009 was strongly aligned with our financial performance during that period. This analysis demonstrates the committee’s history of designing and administering our executive compensation program in a manner that aligns pay and performance.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Other Compensation

Retirement and other post-employment benefits. Named executives based in the U.S. may be eligible to participate in our 401(k) savings and investment plan, or SIP, the benefit equalization plan, or BEP/SIP, that supplements the SIP, our defined benefit pension plan, or RIP, and the benefit equalization plan, or BEP/RIP, that supplements the RIP. These plans are available to all eligible employees. We originally established these plans in 2001 to maintain levels of benefits consistent with those of our former parent. We have continued to offer these plans in an effort to remain competitive with market practices, retain talented employees, assist employees in preparing for retirement, provide income to employees following retirement and, in the case of the benefit equalization plans, provide benefits to eligible employees that are comparable, as a percentage of compensation, to benefits provided to employees whose compensation is not subject to limits under U.S. law. We believe that the total retirement benefits we provide are comparable to the retirement benefits provided by other companies within the medical device and biotech industries. The RIP and the BEP/RIP are only available to employees hired before September 2, 2002. This was taken into account when we determined to provide enhanced benefits to affected employees under our SIP. Additionally, the cost of providing retirement benefits generally affects decisions regarding the types and amounts of other compensation and benefits that we may offer our employee population as a whole, but the provision of, or a named executive’s accumulated benefit under, our retirement plans generally does not affect decisions regarding the types or amounts of other compensation paid to that named executive in a given year. These plans are discussed in greater detail in the narrative following the Pension Benefits in 2010 table.

Employment and change in control severance agreements. We do not have employment agreements with any of our named executives. However, we have entered into change in control severance agreements with each of them. These agreements are intended to maintain continuity of management, particularly in the context of a transaction in which we undergo a change in control. These agreements are “double triggered,” which means that an executive is only entitled to severance payments if (1) we experience a change in control as defined in the agreement and (2) the executive’s employment with us is terminated. The committee believes that it is appropriate to provide the named executives with the specified severance in the event that their employment is terminated in connection with a change in control or their position is modified in such a way as to diminish their compensation, authority or responsibilities. See “Change in Control Arrangements” in the narrative discussion following the Potential Payments upon Termination of Employment table for a more detailed description of the material terms of these agreements.

In 2009, the committee decided that any change in control severance agreement that we enter into with newly hired or promoted executive officers after July 2009 will not contain any tax gross-up provisions. Accordingly, our agreement with Mr. Paulsen contains no tax gross-up provisions.

Severance benefits (unrelated to a change in control). We maintain a severance plan generally applicable to all U.S.-based full-time employees, including executives. The plan provides compensation to employees in the event of an involuntary termination without cause, based primarily on the employee’s years of service with us. Employees must sign a general release of claims as a condition to receipt of severance benefits and continue to be bound by the terms of their non-competition agreements with us. A former employee who breaches his or her non-competition agreement with us must repay all severance benefits received under the plan. In addition, if facts are later discovered that would have warranted an employee’s termination for cause (rather than without cause), the employee must repay to us all severance benefits received under the plan. The severance plan does not discriminate in favor of executives.

Disability compensation. Named executives based in the U.S. may participate in the Restated Zimmer, Inc. Long-Term Disability Income Plan for Highly Compensated Employees. This plan is funded from our general assets and individual disability insurance policies we pay for. The plan provides disability benefits, as a percentage of total compensation, that are comparable to benefits provided to employees whose compensation is not limited for purposes of determining benefits payable under our base long-term disability insurance plan.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Perquisites. We provide executive officers with a limited range of perquisites or other benefits not generally available to all salaried employees. These include the BEP/SIP, the BEP/RIP and the long-term disability income plan discussed above. We do not provide executives with company cars or car allowances unless they are living overseas and such practices are consistent with local market practice. Non-business use of our aircraft is limited and infrequent. No named executive used our aircraft for non-business purposes during 2010.

In 2010, at the committee’s request, Towers Watson reviewed our existing perquisite program in light of current market practices and emerging trends. This review revealed that, compared to our compensation peer group and general market practice, our perquisites were minimal and consistent with current market trends of decreased perquisite offerings. The committee believes that our executive compensation program’s emphasis on performance-based compensation, rather than on entitlements such as perquisites, is consistent with our compensation philosophy.

We provide all management-level employees who relocate their principal residence at our request with benefits provided under our relocation assistance program, including, for example, reimbursement of temporary housing and moving expenses. We provided relocation assistance to Mr. Paulsen in connection with his relocation from Michigan to Indiana when we hired him as Group President, Global Businesses in December 2009. Significant declines in home values had occurred since the time Mr. Paulsen purchased his Michigan residence. Under these circumstances and, to facilitate his hiring and prompt relocation to Indiana, the committee approved a special loss-on-sale benefit not to exceed $150,000 to compensate Mr. Paulsen for a portion of the loss he incurred on the sale of his Michigan residence. This amount was approved by the committee after consultation with Towers Watson and as part of the negotiation of Mr. Paulsen’s compensation package. This amount is reflected in the “All Other Compensation” column of the Summary Compensation Table for 2010. Mr. Paulsen did not receive tax gross-up assistance related to this payment and is responsible for all applicable taxes. Mr. Paulsen must repay this loss-on-sale benefit to us in the event he voluntarily resigns or is terminated for cause within two years of receipt of the benefit.

In addition, the committee approved the payment of a special “bonus loss reimbursement” benefit in an amount not to exceed $250,000 to Mr. Paulsen to facilitate his hiring and to mitigate the financial loss associated with his forfeiting the bonus he otherwise would have received from his former employer for the period January 1, 2009 through his date of termination to join Zimmer. The committee approved this benefit after consultation with Towers Watson and as part of the negotiation of Mr. Paulsen’s compensation package. The amount paid, $244,000, was subject to our receipt of documentation from Mr. Paulsen’s former employer substantiating the amount of the bonus he forfeited and is reflected in the “All Other Compensation” column of the Summary Compensation Table for 2010. We did not provide Mr. Paulsen with tax gross-up assistance related to this payment and he is responsible for all applicable taxes. Mr. Paulsen must repay this bonus loss reimbursement benefit to us in the event he voluntarily resigns or is terminated for cause within one year of receipt of the benefit.

The Committee’s Processes and Analyses

Role of Committee and Input from Management

The committee is responsible for determining our executive compensation strategies, structure, policies and programs and must specifically approve compensation actions relating to our named executives. When setting compensation for our executives, the committee receives input from management and from Towers Watson.

The committee gives significant consideration to the recommendations of management when setting compensation for our named executives other than our CEO. Management’s recommendations include specific amounts for base salaries, target cash incentive opportunities and equity-based awards. These recommendations are developed initially by our human resources personnel. We consider such factors as compensation history, tenure, internal equity, responsibilities and retention concerns to maintain consistency among our executives. These recommendations are then reviewed, and may be changed, by Mr. Dvorak, who also considers his own assessment of the performance of each executive officer other than himself.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Mr. Dvorak, our Senior Vice President, Global Human Resources and our Vice President, Global Compensation, Benefits and HRIS participate in committee meetings, at the request of the committee, to provide background information and explanations supporting compensation recommendations.

The committee itself is responsible for reviewing Mr. Dvorak’s performance, without his participation, and determining his compensation. The committee considers the company’s performance on an operational and financial basis and the committee’s assessment of Mr. Dvorak’s contributions during the year and overall performance. The committee receives input and recommendations with respect to Mr. Dvorak’s compensation from Towers Watson.

The committee also reviews and approves actions related to other aspects of compensation that affect employees below the senior executive level, including annual incentive plan performance goals, equity award design, equity value ranges and share pools.

Use of Peer Group Data

The committee utilizes compensation data for a peer group of eleven U.S. headquartered publicly traded companies, including companies with whom we compete for business and for executive talent and other large medical device manufacturers, to assess executive compensation levels, equity usage and incentive plan design and for performance comparisons. The peer group data is used as one of several inputs the committee considers when making compensation determinations. The following companies make up the peer group:

• C.R. Bard, Inc.	• Medtronic, Inc.
• Beckman Coulter, Inc.	• Quest Diagnostics Incorporated
• Becton, Dickinson and Company	• St. Jude Medical, Inc.
• Boston Scientific Corporation	• Stryker Corporation
• Covidien Ltd.	• Thermo Fisher Scientific Inc.
• Hospira, Inc.

The committee reviewed the continuing relevancy of the companies in the peer group in May 2010, taking into consideration business focus, market capitalization, revenues and the public availability of compensation and financial performance information, and made no changes in the peer group’s composition. The market capitalizations and revenues of all peer companies fell within a range between approximately one-half to two and one-half times our market capitalization and revenues, with the exception of Medtronic. The committee continued to include Medtronic, despite its size, because it competes directly with us for talent at all management levels.

Internal Equity Considerations

The committee believes that the position of CEO has the greatest opportunity to impact our performance and to ensure that our most senior executives exhibit the behavior necessary to meet our business and strategic objectives. Accordingly, the committee has historically set CEO compensation higher than the compensation of the next most highly compensated executive officer.

As part of the market review of 2010 compensation described above, the committee reviewed a comparison of our CEO pay multiple (relative to the next most highly compensated executive officer) to the CEO pay multiple of each of the companies in our peer group. This comparison revealed that our CEO pay multiple using target total cash compensation (base salary plus target cash incentive opportunity) and target total direct compensation (target total cash compensation plus target long-term incentive grant value) was consistent with the 50th percentile of the peer group. The committee also reviewed a comparison of our CEO pay multiple (relative to the average compensation of the other four named executives) to the CEO pay multiple of our peer companies. This comparison revealed that our CEO pay multiple using target total cash compensation was below the 25th percentile of the peer group, while our CEO pay multiple using target total direct compensation was consistent with the 50th percentile of the peer group.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Use of Tally Sheets

The committee annually reviews tally sheets for each of our named executives. These tally sheets detail the value of each element of the executive’s compensation for the current and four previous years. The tally sheets serve as a concise historical summary of total compensation and benefits. They also reflect the current realizable value of vested equity awards as well as the value of unvested equity awards. The tally sheets assist the committee in understanding the levels of executive compensation that have been, and are being, received by our named executives. They also assist the committee in analyzing the potential wealth creation of long-term incentive awards and the retentive value of unvested equity awards.

Role of Compensation Consultant

The committee has instructed Towers Watson to provide advice and guidance to the committee on compensation proposals, including changes to compensation levels, the design of incentive plans, the setting of performance goals, and the design of other forms of compensation and benefits programs, as well as relevant information about market practices and trends. Typically, Towers Watson attends committee meetings, reviews existing compensation programs to ensure consistency with our compensation philosophy and current market practices and produces the comparative information derived from peer group and published survey data that the committee reviews when setting compensation. With respect to 2010, Towers Watson’s major activities included:

•	reviewing our long-term incentive plan design structure;

•	reviewing financial goals for the annual and long-term incentive programs;

•	performing a market review of executive officer compensation and preparing “tally sheets” that the committee considered when making compensation decisions;

•	reviewing the composition of the peer group we use for executive compensation benchmarking purposes;

•	reviewing current issues and trends in executive compensation;

•	assisting with executive compensation disclosures for the annual proxy filing;

•	reviewing the pay-for-performance alignment of our executive compensation programs; and

•	assessing our executive compensation program and its relationship to organizational risk. The results of this assessment are discussed on page 40.

For many years, we have used the services of health and welfare benefit plan consultants with the firm of Towers Perrin. As a result of the merger of the Watson Wyatt and Towers Perrin consulting firms effective as of January 1, 2010, our longstanding health and welfare consultants are now associated with the same firm as the committee’s compensation consultant.

For 2010, the committee applied the factors outlined in Section 952 of the Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) to help it determine the extent to which Towers Watson’s work has raised conflicts of interest, the nature of the conflicts and how the conflicts are being addressed. The committee considered the following:

The provision of other services to Zimmer by the advisor’s firm: The following table shows the fees that we paid or accrued for consulting services related to executive or director compensation and all other services

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

provided by Towers Watson in 2010. All of the services described in the following fee table were approved by the committee:

2010
Consulting Fees Related to Executive or Director Compensation	$285,026
Consulting Fees Related to Health and Welfare Benefit Plans	817,085

Total	$1,102,111

The amount of fees received by the advisor’s firm from Zimmer as a percentage of the total revenue of the firm: The total fees we paid to Towers Watson ($1.102 million) represent less than one-tenth of one percent of Towers Watson’s revenue for its 2010 fiscal year end ($3.2 billion).

The policies and procedures of the advisor’s firm that are designed to prevent conflicts of interest:

•	Neither the lead compensation consultant nor any member of his team participates in any of the other consulting services provided to us by Towers Watson;

•	Neither the lead compensation consultant nor any member of his team is compensated or rewarded in any way for the other consulting services provided to us; and

•	The committee has adopted a policy, described in more detail below, under which the committee must approve in advance all consulting services provided to us by Towers Watson and its affiliates.

No personal relationship of the advisor with a member of the committee: Neither the lead compensation consultant nor any members of his team has any such relationship with any member of the committee.

No Zimmer stock owned by the advisor (not the advisor’s firm): The lead compensation consultant does not directly own any Zimmer stock.

The committee has adopted a policy under which the committee must approve in advance all consulting services provided to us by Towers Watson and its affiliates. Pursuant to the policy, the Towers Watson fee budget for all services to be provided during the following fiscal year is presented to the committee for review and approval at its December meeting. Having this authority permits the committee to make real time assessments of the magnitude of fees being charged by Towers Watson for other work and, to the extent those fees could give rise to a potential conflict of interest, to disapprove that work. The following additional protocols govern all of Towers Watson’s engagements with us:

•	To the extent that a service can be forecasted in advance, approval may be given by the committee as part of the fee budget presented to the committee.

•	With respect to a service that is identified after the budget is approved, the scope and cost of the service are to be provided to the Vice President, Global Compensation, Benefits and HRIS, who will arrange to obtain approval.

•	The committee has delegated to its Chairman the authority to preapprove services to be provided by Towers Watson, provided that such services do not exceed an aggregate of $100,000 annually.

•	Any approvals given by the Chairman using this delegation of authority are to be reported to the full committee at its next meeting.

•	Annually, the committee is to receive a report of the total fees we paid to Towers Watson and its affiliates for executive or director compensation services and all other services.

The committee believes that the policies and procedures described above effectively mitigate any conflicts of interest that may be perceived to exist by virtue of Towers Watson’s provision of services to us and to the committee.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Executive Compensation Recoupment Policy

In February 2011, the Board adopted an executive compensation recoupment policy. This policy applies to the following:

•	cash incentive compensation paid under the EPIP; and

•	equity incentive awards granted to executive officers.

In the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under federal securities laws, the Board will review the facts and circumstances that led to the requirement for the restatement and take any actions it deems appropriate with respect to incentive-based compensation. The Board will consider whether an executive officer received compensation based on performance reported, but not actually achieved, or was accountable for the events that led to the restatement, including any misconduct. Actions the Board may take include: seeking recovery of incentive-based compensation received by an executive officer during the three-year period preceding the date we are required to prepare an accounting restatement in excess of what would have been paid to the executive officer under the accounting restatement; imposing disciplinary actions; and pursuing any other remedies. In addition, the committee is monitoring regulatory developments with respect to compensation recoupment policies mandated by recent legislation and will recommend to the Board any changes to the current policy that are necessary or appropriate in light of guidance to be issued by the SEC.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) limits the deductibility of compensation paid to the most highly-compensated executive officers of U.S. public companies to $1,000,000 per year unless the compensation qualifies as performance-based. The committee’s policy is to take into account Section 162(m) in establishing compensation of our named executives. However, the deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to that sum which is deductible under Section 162(m) of the Code. In 2010, the impact of the Section 162(m) limitation on our after-tax compensation expense was not material.

The EPIP and our equity-based incentive plans contain performance-based conditions and have been approved by stockholders so that payments under those plans can qualify as performance-based compensation. We will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with our compensation policies and what we believe is in the best interests of our stockholders.

Compensation Committee Report

The Compensation and Management Development Committee of the Board of Directors consists of the six directors named below, each of whom meets the independence standards of the Board’s Corporate Governance Guidelines, the New York Stock Exchange listing standards and applicable securities laws.

We reviewed and discussed with management the Compensation Discussion and Analysis that precedes this report. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Zimmer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and this proxy statement.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Compensation and Management Development Committee

Arthur J. Higgins, Chairman
Betsy J. Bernard
Marc N. Casper
Larry C. Glasscock
John L. McGoldrick
Cecil B. Pickett, Ph.D.

Compensation Risk Assessment

At the request of the Compensation and Management Development Committee, Towers Watson completed a broad assessment of the compensation plans and programs in place during 2010 in which our senior executives participate. The components of our senior executive compensation program are part of our global compensation structure, and the majority of the compensation policies or practices that apply to other levels of our employees or to any of our subsidiaries or divisions are included in our senior executive compensation program.

Towers Watson reviewed plan design, including performance and payout curves or formulas, payout caps and vesting requirements; performance metrics, including quality and sustainability of results and the use of top line and bottom line metrics; and governance considerations, including how target level performance is determined. Towers Watson also reviewed pay philosophy and structure considerations, including whether the program delivers an appropriate mix of fixed and variable compensation to encourage appropriate risk-taking, whether the program appropriately balances achievement of annual objectives with long-term value creation through a mix of short- and long-term pay elements, the extent to which executives’ interests are aligned with future sustained performance through a mix of cash and equity, and the existence of stock ownership guidelines to subject executives’ wealth to the consequences of appropriate and excessive risk-taking.

The purpose of the assessment was to determine whether the risks related to the design and operation of these plans and programs, if present, are reasonably likely to have a material adverse effect on us. Towers Watson found no design features in our executive compensation practices that pose a significant concern from the perspective of motivating senior officers to knowingly expose us to excessive enterprise risk. We believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on us. The various mitigating factors which support this conclusion include:

•	The multiple elements of our compensation packages, including base salary, annual cash incentives and different forms of equity awards that vest over a number of years and are intended to motivate employees to take a long-term view of our business;
•	Effective management processes for developing strategic and annual operating plans on which performance targets are based, and strong internal financial controls;
•	Oversight of our programs by the Compensation and Management Development Committee, including approving target opportunities, financial and operating goals, and payouts;
•	The use of financial performance measures in our incentive compensation plans that are derived from information we publicly announce in our earnings releases, and oversight of this information by the Audit Committee;
•	Administration and oversight of plans and programs by multiple functions within the company (e.g., finance, legal and human resources);
•	The annual review of executive compensation to assess the market competitiveness of pay, with further review of the historical relationship between pay and performance against peer companies;
•	Stock ownership requirements that encourage long-term perspectives among participants; and
•	A preference for performance measures that result in payments only upon achievement of ultimate financial results.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Executive Officer Compensation Tables and Notes

2010 SUMMARY COMPENSATION TABLE

								Change in
								Pension
								Value and
								Nonqualified
						Non-Equity		Deferred
				Stock	Option	Incentive Plan		Compensation		All Other
		Salary		Awards(1)	Awards(2)	Compensation(3)		Earnings(4)		Compensation(5)
Name and Principal Position	Year	($)		($)	($)	($)		($)		($)		Total

(a)	(b)	(c)		(e)	(f)	(g)		(h)		(i)		(j)

David C. Dvorak	2010	833,654		3,637,854	3,421,600	1,039,475		582,300		40,327		9,555,210
President and	2009	787,067		1,542,083	3,565,427	831,812		316,132		40,631		7,083,152
Chief Executive Officer	2008	742,308		—	4,754,000	691,350		239,814		38,977		6,466,449

James T. Crines	2010	489,331		1,311,252	1,235,780	404,739		486,406		25,387		3,952,895
Executive Vice President,	2009	475,083		538,951	1,247,179	327,451		288,850		26,937		2,904,451
Finance and Chief	2008	456,340		—	1,671,525	274,078		236,777		26,193		2,664,913
Financial Officer

Bruno A. Melzi	2010	563,026	(6)	1,125,588	1,059,240	426,016	(6)	83,843	(6)	121,394	(6)	3,379,107
Chairman, Europe,	2009	577,538	(6)	462,625	1,069,468	344,992	(6)	73,764	(6)	83,947	(6)	2,612,334
Middle East and Africa	2008	586,114	(6)	—	1,231,650	301,731	(6)	75,281	(6)	206,113	(6)	2,400,889
Jeffery A. McCaulley	2010	510,191		1,125,588	1,059,240	415,890		—		122,382		3,233,291
President, Zimmer	2009	500,000		462,625	1,069,468	321,650		—		285,524		2,639,267
Reconstructive

Jeffrey B. Paulsen	2010	465,000		1,393,508	1,304,940	341,319		—		584,610		4,089,377
Group President, Global Businesses

(1)	Represents the grant date fair value of stock awards determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of the stock awards, see Note 3 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2010 and December 31, 2009. The 2010 stock awards consist of performance-based RSUs and, with respect to Mr. Paulsen, a grant of time-based RSUs. The 2009 stock awards consist of performance-based RSUs. Performance-based RSU amounts represent the value at the grant date based upon the probable outcome of the performance conditions. The following table presents the grant date fair value of the performance-based RSUs included in the “Stock Awards” column for 2010 and 2009 and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:

	2010 Performance-Based RSU Awards		2009 Performance-Based RSU Awards
	Grant Date Fair Value	Grant Date Fair Value	Grant Date Fair Value	Grant Date Fair Value
	(Based on Probable	(Based on Maximum	(Based on Probable	(Based on Maximum
Name	Outcome) ($)	Performance) ($)	Outcome) ($)	Performance) ($)
David C. Dvorak	3,637,854	5,456,781	1,542,083	2,570,139
James T. Crines	1,311,252	1,966,878	538,951	898,251
Bruno A. Melzi	1,125,588	1,688,382	462,625	771,042
Jeffery A. McCaulley	1,125,588	1,688,382	462,625	771,042
Jeffrey B. Paulsen	893,508	1,340,262	—	—

(2)	Represents the grant date fair value of option awards determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock options, see Note 3 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2010, December 31, 2009 and December 31, 2008.

(3)	Amounts reported consist solely of awards made under the EPIP. We provide more information regarding the EPIP above under “Compensation Discussion and Analysis – Executive Compensation for 2010 – Annual Cash Incentives.”

(4)	Amounts reported consist of the following:

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

	RIP Aggregate	BEP/RIP Aggregate	Aggregate Change in
	Change in Actuarial	Change in Actuarial	Actuarial Present Value of
	Present Value of	Present Value of	Accumulated Benefit under
	Accumulated	Accumulated	Trattamento Fine Rapporto,
Name	Benefit($)(a)	Benefit($)(a)	an Italian pension plan($)		Total($)

David C. Dvorak
2010	57,889	524,411	—		582,300
2009	19,114	297,018	—		316,132
2008	40,345	199,469	—		239,814
James T. Crines
2010	82,546	403,860	—		486,406
2009	33,277	255,573	—		288,850
2008	57,997	178,780	—		236,777
Bruno A. Melzi
2010	—	—	83,843	(b)	83,843	(b)
2009	—	—	73,764	(c)	73,764	(c)
2008	—	—	75,281	(d)	75,281	(d)
Jeffery A. McCaulley(e)
2010	—	—	—		—
2009	—	—	—		—
Jeffrey B. Paulsen(e)
2010	—	—	—		—

(a)	Amounts represent the change in the actuarial present value of the accumulated benefit under the RIP and the BEP/RIP from December 31, 2009 to December 31, 2010, December 31, 2008 to December 31, 2009, and from December 31, 2007 to December 31, 2008, respectively. The accumulated benefit is the benefit to which the executive would be entitled had he terminated employment as of December 31 of such year and elected to commence his benefit at the earliest age at which he would receive an unreduced benefit, assuming he had met the eligibility conditions, payable as a monthly benefit for as long as the executive lived. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31 of such year. With respect to the RIP, the assumed interest rates for 2010, 2009 and 2008 are 5.82%, 6.26% and 5.79%, respectively, and the mortality assumption for each year is based on the 1994 Group Annuity Mortality Tables for men and women. With respect to the BEP/RIP, the assumed interest rates are 1.98% for the first 5 years, 5.23% for the next 15 years and 6.52% for years above 20 and the mortality assumption is based on the 2011 IRS mortality table.

(b)	Amount represents the increase in the actuarial present value of the accumulated benefit from December 31, 2009 to December 31, 2010 calculated in Euros for the period, with the difference converted to U.S. Dollars using the average exchange rate for 2010 of 1 EUR = 1.32928 USD.

(c)	Amount represents the increase in the actuarial present value of the accumulated benefit from December 31, 2008 to December 31, 2009 calculated in Euros for the period, with the difference converted to U.S. Dollars using the average exchange rate for 2009 of 1 EUR = 1.3930 USD.

(d)	Amount represents the increase in the actuarial present value of the accumulated benefit from December 31, 2007 to December 31, 2008 calculated in Euros for the period, with the difference converted to U.S. Dollars using the average exchange rate for 2008 of 1 EUR = 1.47154 USD.

(e)	Messrs. McCaulley and Paulsen are not eligible to participate in our defined benefit pension plans.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

(5)	Amounts reported for 2010 consist of the following:

	Mr. Dvorak	Mr. Crines	Mr. Melzi(6)	Mr. McCaulley		Mr. Paulsen
Company contributions to the SIP	$11,025	$11,025	$—	$19,600		$12,661
Company contributions to the BEP/SIP	26,489	10,995	—	1,254		—
Company-paid long-term disability insurance premiums	2,813	3,367	—	3,143		1,317
Relocation assistance	—	—	—	98,385	(a)	326,632	(b)
Bonus loss reimbursement	—	—	—	—		244,000	(c)
Holiday and unused vacation pay	—	—	13,690	—		—
Company-paid supplemental health insurance premiums and claims	—	—	2,133	—		—
Annual medical check-up	—	—	1,210	—		—
Payment in lieu of company contribution to National Pension Authority pursuant to Italian law	—	—	61,506	—		—
Company contributions to Fondo Mario Negri, an Italian pension plan	—	—	10,996	—		—
Incremental cost of company-provided automobile	—	—	31,859	—		—
Total	$40,327	$25,387	$121,394	$122,382		$584,610

(a)	This amount includes the cost of relocation benefits provided to Mr. McCaulley of $65,683 and a tax gross-up of $32,702, consistent with our relocation assistance program for U.S.-based management-level employees. To the extent reimbursement of moving expenses, temporary living expenses and other relocation assistance is taxable to the recipient, we may provide a cash payment to the recipient to offset the tax payable on such reimbursement, in whole or in part. The tax reimbursement feature of our relocation assistance program is generally available to all U.S.-based management-level employees.

(b)	This amount includes the cost of relocation benefits provided to Mr. Paulsen of $157,818 and a tax gross-up of $18,814, consistent with our relocation assistance program for U.S.-based management-level employees. Mr. Paulsen must repay a pro-rata portion of the relocation benefits to us in the event he voluntarily resigns or is terminated for cause within one year of receipt of the benefits. This amount also includes a special loss-on-sale benefit of $150,000 to compensate Mr. Paulsen for a portion of the loss he incurred on the sale of his principal residence. Mr. Paulsen did not receive tax gross-up assistance related to this payment and is responsible for all applicable taxes. Mr. Paulsen must repay this loss-on-sale benefit to us in the event he voluntarily resigns or is terminated for cause within two years of receipt of the benefit. We provide additional information on the loss-on-sale benefit above under “Compensation Discussion and Analysis – Executive Compensation for 2010 – Other Compensation – Perquisites.”

(c)	This amount represents a bonus loss reimbursement benefit provided to Mr. Paulsen to facilitate his hiring and to mitigate the financial loss associated with his forfeiting the bonus he otherwise would have received from his former employer for the period January 1, 2009 through his date of termination to join Zimmer. The committee approved this benefit after consultation with Towers Watson and as part of the negotiation of Mr. Paulsen’s compensation package. We did not provide Mr. Paulsen with tax gross-up assistance related to this payment and he is responsible for all applicable taxes. Mr. Paulsen must repay this bonus loss reimbursement benefit to us in the event he voluntarily resigns or is terminated for cause within one year of receipt of the benefit. We provide additional information on the bonus loss reimbursement benefit above under “Compensation Discussion and Analysis – Executive Compensation for 2010 – Other Compensation – Perquisites.”

(6)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. Dollars for purposes of this table (a) for 2010 compensation, using the average exchange rate for 2010 of 1 EUR = 1.32928 USD; (b) for 2009 compensation, using the average exchange rate for 2009 of 1 EUR = 1.3930 USD, and (c) for 2008 compensation, using the average exchange rate for 2008 of 1 EUR = 1.47154 USD.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

GRANTS OF PLAN-BASED AWARDS IN 2010

The following table provides additional information about the non-equity incentive plan awards, stock and option awards granted to the named executives during 2010. The non-equity incentive plan awards were granted under the EPIP and the stock and option awards were granted under the Zimmer Holdings, Inc. 2009 Stock Incentive Plan (the “2009 Plan”).

												All Other	All Other			Grant
												Stock	Option			Date
												Awards:	Awards:	Exercise	Closing	Fair Value
												Number of	Number of	or Base	Market	of Stock
		Date	Estimated Possible Payouts Under						Estimated Possible Payouts Under			Shares of	Securities	Price of	Price on	and
		of Comp.	Non-Equity Incentive Plan Awards						Equity Incentive Plan Awards			Stocks or	Underlying	Option	Date of	Option
	Grant	Committee	Threshold		Target		Maximum		Threshold	Target	Maximum	Units	Options	Awards(1)	Grant	Awards(2)
Name	Date	Action	($)		($)		($)		(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
(a)	(b)		(c)		(d)		(e)		(f)	(g)	(h)	(i)	(j)	(k)		(l)

David C. Dvorak	—	—	495,650		991,299		1,982,598		—	—	—	—	—	—	—	—
	03/16/10	02/12/10	—		—		—		31,350	62,700	94,050	—	—	—	—	3,637,854
	03/16/10	02/12/10	—		—		—		—	—	—	—	188,000	58.02	57.81	3,421,600

James T. Crines	—	—	192,991		385,981		771,962		—	—	—	—	—	—	—	—
	03/16/10	02/12/10	—		—		—		11,300	22,600	33,900	—	—	—	—	1,311,252
	03/16/10	02/12/10	—		—		—		—	—	—	—	67,900	58.02	57.81	1,235,780

Bruno A. Melzi	—	—	205,230	(3)	410,460	(3)	820,921	(3)	—	—	—	—	—	—	—	—
	03/16/10	02/12/10	—		—		—		9,700	19,400	29,100	—	—	—	—	1,125,588
	03/16/10	02/12/10	—		—		—		—	—	—	—	58,200	58.02	57.81	1,059,240

Jeffery A. McCaulley	—	—	198,306		396,615		793,230		—	—	—	—	—	—	—	—
	03/16/10	02/12/10	—		—		—		9,700	19,400	29,100	—	—	—	—	1,125,588
	03/16/10	02/12/10	—		—		—		—	—	—	—	58,200	58.02	57.81	1,059,240

Jeffrey B. Paulsen	—	—	162,750		325,500		651,000		—	—	—	—	—	—	—	—
	03/16/10	02/12/10	—		—		—		7,700	15,400	23,100	—	—	—	—	893,508
	03/16/10	02/12/10	—		—		—		—	—	—	—	46,200	58.02	57.81	840,840
	01/04/10	12/11/09	—		—		—		—	—	—	—	25,500	59.73	60.02	464,100
	01/04/10	12/11/09	—		—		—		—	—	—	8,371	—	—	—	500,000

(1)	The committee set the exercise price of stock options at fair market value on the date of grant. The 2009 Plan defines “fair market value” as the average of the high and low selling prices of our common stock on the New York Stock Exchange on the date of grant. An exercise price in excess of fair market value may be used for employees based outside the United States.

(2)	Amounts represent the grant date fair value of stock and option awards determined in accordance with ASC 718. With respect to equity incentive plan awards, amounts represent the value at the grant date of performance-based RSUs based upon the probable outcome of the performance conditions. For a discussion of the assumptions made in the valuation of our equity awards, see Note 3 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2010 of 1 EUR = 1.32928 USD.

Narrative Discussion

Non-Equity Incentive Plan Awards. The non-equity incentive plan awards reflected in columns (c) through (e) of the Grants of Plan-Based Awards in 2010 table represent the executives’ EPIP incentive opportunity for 2010. Amounts actually earned for 2010 performance are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” Material terms of the EPIP awards, including a discussion of the applicable performance measures and target and actual performance for 2010, are described above under “Compensation Discussion and Analysis – Executive Compensation for 2010 – Annual Cash Incentives.”

Equity Incentive Plan Awards. The equity incentive plan awards reflected in columns (f) through (h) of the Grants of Plan-Based Awards in 2010 table represent performance-based RSU awards. The grant date fair value of these RSU awards is $58.02 per unit. Material terms of the performance-based RSU awards, including a discussion of the applicable performance measure and target and actual performance for 2010, are described above under “Compensation Discussion and Analysis – Executive Compensation for 2010 – Equity-Based Incentives.” Based on our actual 2010 performance, the named executives earned the RSUs shown in the table below, which represent approximately 101.6% of each executive’s target award. One-third of these earned

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

RSUs will vest and be paid out in the form of shares in each of 2012, 2013 and 2014, contingent on the executive’s continued employment through the applicable vesting date (unless termination of the executive’s employment occurs following the first anniversary of the grant date as a result of death, disability or retirement, as defined in the 2009 Plan).

Actual number
Name	of RSUs earned
David C. Dvorak	63,691
James T. Crines	22,957
Bruno A. Melzi	19,707
Jeffery A. McCaulley	19,707
Jeffrey B. Paulsen	15,643

Stock Awards. The stock award reflected in column (i) of the Grants of Plan-Based Awards in 2010 table represents an RSU award granted to Mr. Paulsen in connection with his joining the company as Group President, Global Businesses in December 2009. The grant date fair value of this RSU award is $59.73 per unit. One-third of the RSUs will vest and be paid out in the form of shares on each of the third, fourth and fifth anniversaries of the grant date, contingent on Mr. Paulsen’s continued employment through the applicable vesting date (unless termination of his employment occurs following the first anniversary of the grant date as a result of death or disability, as defined in the 2009 Plan). We provide additional information on this stock award above under “Compensation Discussion and Analysis – Executive Compensation for 2010 – Equity-Based Incentives – Other stock and option awards.”

Option Awards. The option awards reflected in column (j) of the Grants of Plan-Based Awards in 2010 table represent nonqualified stock options. The grant date fair value of these awards is $18.20 per option, as determined using a Black-Scholes option pricing model. The stock options generally become exercisable in four equal installments on the first through fourth anniversaries of the grant date, contingent on the executive’s continued employment through the applicable vesting date (unless termination of the executive’s employment occurs following the first anniversary of the grant date as a result of death, disability or retirement, as defined in the 2009 Plan). Other material terms of our option awards are described above under “Compensation Discussion and Analysis – Executive Compensation for 2010 – Equity-Based Incentives – Stock options,” “– Other stock and option awards” and “– Equity incentive grant practices.”

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

	Option Awards(1)					Stock Awards
		Number of	Number of			Number of	Market Value
		Securities	Securities			Shares or	of Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option		Stock That	Stock That
		Options	Options	Exercise	Option	Have Not	Have Not
		(#)	(#)	Price(2)	Expiration	Vested(3)	Vested(4)
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)
David C. Dvorak	03/16/2010	—	188,000	58.02	03/15/2020
	02/17/2009	55,675	167,025	39.94	02/16/2019
	02/19/2008	100,000	100,000	76.33	02/18/2018
	05/01/2007	75,000	25,000	88.76	04/30/2017
	02/06/2007	39,375	13,125	83.68	02/05/2017
	01/18/2006	55,000	—	71.06	01/17/2016
	01/18/2005	23,408	—	79.60	01/17/2015
	01/18/2005	34,833	—	79.60	01/17/2015
	01/14/2004	73,333	—	70.33	01/13/2014
	01/13/2003	66,000	—	39.53	01/12/2013
	01/02/2002	50,000	—	30.19	01/01/2012
	12/03/2001	34,635	—	32.21	12/02/2011
	03/16/2010					63,691	3,418,933
	02/17/2009					41,905	2,249,460
	05/01/2007					15,022	806,381
James T. Crines	03/16/2010	—	67,900	58.02	03/15/2020
	02/17/2009	19,475	58,425	39.94	02/16/2019
	02/12/2008	35,625	35,625	78.53	02/11/2018
	05/01/2007	18,750	6,250	88.76	04/30/2017
	02/06/2007	28,125	9,375	83.68	02/05/2017
	01/18/2006	51,000	—	71.06	01/17/2016
	01/18/2005	16,385	—	79.60	01/17/2015
	01/18/2005	24,383	—	79.60	01/17/2015
	01/14/2004	46,200	—	70.33	01/13/2014
	01/13/2003	14,569	—	39.53	01/12/2013
	01/02/2002	15,000	—	30.19	01/01/2012
	01/02/2002	5,000	—	30.19	01/01/2012
	03/16/2010					22,957	1,232,332
	02/17/2009					14,646	786,197
	05/01/2007					7,510	403,137
Bruno A. Melzi	03/16/2010	—	58,200	58.02	03/15/2020
	02/17/2009	50,000	—	39.94	02/16/2019
	02/12/2008	52,500	—	78.53	02/11/2018
	02/06/2007	39,375	13,125	83.68	02/05/2017
	01/18/2006	57,000	—	71.06	01/17/2016
	01/18/2005	25,536	—	79.60	01/17/2015
	01/18/2005	38,000	—	79.60	01/17/2015
	03/16/2010					19,707	1,057,872
	02/17/2009					12,571	674,811
Jeffery A. McCaulley	03/16/2010	—	58,200	58.02	03/15/2020
	02/17/2009	16,700	50,100	39.94	02/16/2019
	12/01/2008	22,728	22,727	36.19	11/30/2018
	03/16/2010					19,707	1,057,872
	02/17/2009					12,571	674,811
	12/01/2008					17,270	927,054
Jeffrey B. Paulsen	03/16/2010	—	46,200	58.02	03/15/2020
	01/04/2010	6,375	19,125	59.73	01/03/2020
	03/16/2010					15,643	839,716
	01/04/2010					8,371	449,355

(1)	Stock options become exercisable in accordance with the following vesting schedule. Option awards may vest on an accelerated basis after the executive has held the award for at least one year if the executive reaches age 60 or retires.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Grant Date	Vesting
03/16/2010	25% per year beginning on the first anniversary of the grant date
01/04/2010	25% per year beginning on the first anniversary of the grant date
02/17/2009	25% per year beginning on the first anniversary of the grant date
12/01/2008	25% per year beginning on the first anniversary of the grant date
02/19/2008	25% per year beginning on the first anniversary of the grant date
02/12/2008	25% per year beginning on the first anniversary of the grant date
05/01/2007	25% per year beginning on the first anniversary of the grant date
02/06/2007
25% per year beginning on the first anniversary of the grant date, except that, with respect to Mr. Melzi, 75% became exercisable on the third anniversary of the grant date and 25% will become exercisable on the fourth anniversary, pursuant to Italian law

01/18/2006	25% per year beginning on the first anniversary of the grant date
01/18/2005
25% became exercisable on 02/17/2006 following certification of our achievement of performance measures based on 2005 performance; the remaining 75% became exercisable ratably on the second through fourth anniversaries of the grant date

01/18/2005	25% per year beginning on the first anniversary of the grant date
01/14/2004	25% per year beginning on the first anniversary of the grant date
01/13/2003	25% per year beginning on the first anniversary of the grant date
01/02/2002	25% per year beginning on the first anniversary of the grant date
12/03/2001	25% per year beginning on the first anniversary of the grant date

(2)	The option exercise price is equal to the average of the high and low selling prices of our common stock as reported by the New York Stock Exchange on the date of grant.

(3)	Restricted stock, RSUs and performance-based RSUs vest in accordance with the following schedule.

Grant Date	Type of Award	Vesting
03/16/2010	Performance-based RSUs	33 1/3% per year beginning on the second anniversary of the grant date, contingent upon 2010 performance
01/04/2010	RSUs	33 1/3% per year beginning on the third anniversary of the grant date
02/17/2009	Performance-based RSUs	33 1/3% per year beginning on the second anniversary of the grant date, contingent upon 2009 performance
12/01/2008	Restricted Stock	33 1/3% per year beginning on the third anniversary of the grant date
05/01/2007	Restricted Stock	33 1/3% per year beginning on the third anniversary of the grant date

(4)	Market value is calculated by multiplying the number of shares in column (g) by $53.68, the closing price of our common stock as reported by the New York Stock Exchange on December 31, 2010.

OPTION EXERCISES AND STOCK VESTED IN 2010

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	On Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
(a)	(b)	(c)	(d)	(e)
David C. Dvorak	—	—	7,510	457,434
James T. Crines	—	—	3,756	228,778
Bruno A. Melzi	16,800	195,888	—	—
Jeffery A. McCaulley	—	—	—	—
Jeffrey B. Paulsen	—	—	—	—

(1)	Value realized is calculated on the basis of the difference between the exercise price and the closing price of our common stock as reported by the New York Stock Exchange on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.
(2)	Value realized is calculated by multiplying the closing price of our common stock on the New York Stock Exchange on the date of vesting by the number of shares of common stock that vested.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

PENSION BENEFITS IN 2010

		Number of	Present Value
		Years	of
		Credited	Accumulated
		Service	Benefit(2)
Name	Plan Name(1)	(#)	($)
(a)	(b)	(c)	(d)
David C. Dvorak	RIP	9.135	224,247
	BEP/RIP	9.135	1,310,611
James T. Crines	RIP	15.387	343,861
	BEP/RIP	15.387	1,156,358
Bruno A. Melzi	Trattamento Fine Rapporto	20.817	877,952 (3)
Jeffery A. McCaulley(4)	N/A	—	—
Jeffrey B. Paulsen(4)	N/A	—	—

(1)	The full name of the plan referred to as the RIP in the table is the Zimmer Holdings, Inc. Retirement Income Plan. The full name of the plan referred to as the BEP/RIP in the table is the Benefit Equalization Plan of Zimmer Holdings, Inc. and its Subsidiary or Affiliated Corporations Participating in the Zimmer Holdings, Inc. Retirement Income Plan or the Zimmer Puerto Rico Retirement Income Plan.

(2)	The accumulated benefit is the benefit to which the executive would be entitled had he terminated employment on December 31, 2010 and elected to commence his benefit at the earliest age at which he would receive an unreduced benefit, assuming he had met the eligibility conditions, payable as a monthly benefit for as long as the executive lived. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of December 31, 2010. With respect to the RIP, the assumed interest rate is 5.82% and the mortality assumption is based on the 1994 Group Annuity Mortality Tables for men and women. With respect to the BEP/RIP, the assumed interest rates are 1.98% for the first 5 years, 5.23% for the next 15 years and 6.52% for years above 20 and the mortality assumption is based on the 2011 IRS mortality table.

(3)	Mr. Melzi’s compensation is paid in Euros and has been converted to U.S. Dollars for purposes of this table using the average exchange rate for 2010 of 1 EUR = 1.32928 USD.

(4)	Messrs. McCaulley and Paulsen are not eligible to participate in our defined benefit pension plans.

Narrative Discussion

The following narrative describes the retirement plans our named executives participated in during 2010.

Retirement Income Plan. The RIP covers all non-union U.S. employees who had become participants prior to September 2, 2002. Messrs. Dvorak and Crines are the only named executives who were active participants in the RIP at December 31, 2010. We pay the entire cost of the RIP. Participants cannot make contributions to the RIP.

Benefits under the RIP are determined based upon the following factors:

•	Final average compensation which is equal to the average of the highest five consecutive years of pension compensation during the 10 years immediately prior to the executive’s date of termination.

•	Pension compensation is equal to the executive’s annualized base salary plus regular incentive award payments received during the year.

•	Pension compensation is limited to $245,000 for 2010 and 2011. This limit increases annually by inflation.

•	Years of service include service earned while an employee of our former parent company. Service is capped at 40 years.

•	Estimated Social Security benefit payable at age 65.

•	Value of retirement benefits that will be paid from our former parent company’s retirement plan.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

The retirement benefit payable at age 65 equals (1) 2% times final average compensation times years of service less (2) estimated Social Security benefit divided by 70 times years of service less (3) value of retirement benefits payable to the executive from the former parent company’s retirement plan.

Years of service in column (c) of the above table excluding service with the former parent would be 9.135 years for Mr. Dvorak and 9.0 years for Mr. Crines.

The executive may commence his or her retirement benefit prior to age 65. If the benefit commences prior to age 65, it is reduced to recognize that the executive will likely receive the benefit for more years than if he or she had waited until age 65 to commence the benefit. The reduction in the benefit depends upon the number of years of service the executive has accrued at retirement. The following table sets forth the percentage reduction in the benefit at each year from age 65 down to age 55.

Retirement	5 or More Years of
Age	Service But Less Than 10	10 or More Years of Service
65	0%	0%
64	10%	0%
63	18%	0%
62	26%	0%
61	32%	0%
60	38%	0%
59	44%	4%
58	49%	8%
57	53%	12%
56	57%	16%
55	61%	20%

The executive may elect between a number of optional forms of annuity payments. In lieu of the annuity options, the executive may elect a lump sum distribution of the value of his or her benefit accrued as of December 31, 2002, plus an annuity option for the portion of his or her benefit accrued after December 31, 2002. All optional forms of payment are approximately equal to each other in value.

The RIP is a qualified plan under the Code and is funded entirely by us. We deposit contributions into a trust for the benefit of plan participants. The assets may only be used to pay participants’ retirement benefits and plan expenses.

Benefit Equalization Plan of the Retirement Income Plan. The BEP/RIP supplements the RIP. Like the RIP, the BEP/RIP is available only to executives who became employees before September 2, 2002. The plan generally uses the same benefit formula as the RIP described above with the following exceptions:

•	Limitation on compensation is ignored.

•	40 year service limitation is ignored.

•	Regular incentive award payments paid during the year are replaced by regular incentive award payments earned during the year.

•	An executive will receive a lump sum payment of his or her entire benefit. In accordance with Section 409A of the Code, payments are delayed six months from the date of separation from service.

The executive’s benefit from the BEP/RIP is reduced by the benefit payable from the RIP. The primary purpose of the BEP/RIP is to provide retirement benefits to executives that are comparable, as a percentage of compensation, to benefits provided to employees whose compensation has not been limited by the annual compensation limit under U.S. law.

The BEP/RIP is a “non-qualified plan” under the Code. We do not make contributions for the benefit of the plan participants into a trust. Therefore, when benefits are paid, they are distributed from our general assets. The promise to provide these benefits is limited to our ability to pay the benefits in the event of our bankruptcy or insolvency.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

The committee has granted additional years of service in excess of a participant’s actual years of service only twice. None of the named executives has been granted additional service credit. We do not expect the committee to grant any additional service credit in the future.

U.S. Executives Eligible for Early Retirement. None of the U.S.-based named executives meets the conditions for early retirement.

Non-U.S. Pension Plans. We maintain a number of pension plans for our employees whose principal place of employment is outside the United States. These pension plans are governed, and in some cases mandated, by the laws of the applicable countries and can vary significantly from plan to plan. As a resident of Italy, Mr. Melzi’s pension benefits will be provided under plans regulated by Italian law and labor agreements. Mr. Melzi participates in a defined contribution type plan known as the Trattamento Fine Rapporto (TFR). We contribute a percentage of Mr. Melzi’s pay into the TFR. At the time Mr. Melzi’s employment with us terminates, he will be entitled to receive the account balance held for him in the TFR.

NONQUALIFIED DEFERRED COMPENSATION IN 2010

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Balance at
	in Last FY	in Last FY	in Last FY	Last FYE
Name	($)(1)	($)(2)	($)(3)	($)(4)
(a)	(b)	(c)	(d)	(f)
David C. Dvorak	878,519	26,489	399,165	4,406,820
James T. Crines	24,433	10,995	1,738	138,204
Bruno A. Melzi	—	—	—	—
Jeffery A. McCaulley	—	1,254	32	1,286
Jeffrey B. Paulsen	—	—	—	—

(1)	Amounts shown in this column are or were previously reported in the Summary Compensation Table, as follows:

Amount Reported as
	Amount Reported as Salary	Non-Equity Incentive
	in the Summary Compensation	Compensation in the Summary
	Table of this Proxy	Compensation
	Statement	Table of 2009 Proxy Statement
	($)	($)
Mr. Dvorak	88,298	790,221
Mr. Crines	24,433	—
Mr. Melzi	—	—
Mr. McCaulley	—	—
Mr. Paulsen	—	—

(2)	The amounts shown in this column are reported in the Summary Compensation Table as part of All Other Compensation.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

(4)	Of the amounts shown in this column, the following amounts are or were previously reported in the Summary Compensation Table:

Aggregate Amount Reported in
the Summary Compensation
Table of this and prior Proxy
Statements
($)
Mr. Dvorak	3,769,909
Mr. Crines	124,363
Mr. Melzi	—
Mr. McCaulley	1,254
Mr. Paulsen	—

The following is a description of the two plans that allowed executive officers to defer 2010 compensation.

Benefit Equalization Plan of the Zimmer Holdings, Inc. Savings and Investment Program. The BEP/SIP is a non-qualified plan that supplements the SIP. It provides an opportunity for eligible executives to make pre-tax deferrals once their base pay reaches the maximum compensation limit for tax-qualified plans. A participant may elect to defer under this plan, on a pre-tax basis, up to 30% of base pay in excess of the maximum compensation limit, which was $245,000 for 2010. A participant’s pre-tax savings contribution percentage under this plan will be equal to his or her total pre-tax and after-tax savings percentage under the SIP as of the beginning of a year and may not be changed during the year. Participants must elect to defer compensation under the BEP/SIP by December 31 of the year preceding the year in which the compensation will be earned. Deferral elections remain in effect for future years unless a participant elects, as of the beginning of a subsequent year, to suspend his or her deferral election. Participants may also receive company contributions under this plan that they would otherwise forego under the SIP because of U.S. tax law limitations.

The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts. Investment alternatives under this plan are the same as those offered under the SIP. During 2010, the investment alternatives included approximately two dozen different mutual funds from a number of different fund families. Our contributions follow the investment direction of participant contributions. Participants may change the investment direction of their existing account balances at any time by contacting the plan administrator. During 2010, the rates of return of the various investment alternatives available under the plan ranged from 0.01% to 27.58%.

We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan we distribute cash from our general assets. The plan does not permit loans. During employment, the plan permits withdrawals only for extreme financial hardship or unforeseen emergencies. A participant must withdraw all available funds from his or her SIP account before making a withdrawal from this plan. If a participant makes a withdrawal from this plan, his or her contributions to the plan will be suspended for the remainder of the year.

Unless a participant elected otherwise, his or her account balance will be paid in a single lump sum following separation of service. For amounts deferred prior to 2008, a participant may have irrevocably elected, however, prior to the beginning of each year, to defer receipt of the portion of his or her account balance attributable to that year’s contributions for a period of one to five years following retirement and/or to have that amount paid in equal annual installments following retirement over a period of (1) up to 15 years, (2) the participant’s life expectancy, or (3) the joint life expectancy of the participant and his or her designated beneficiary. Despite any election that a participant might have made, if the participant terminates employment prior to attaining age 55 with at least ten years of service, or if the participant’s account balance at the time of retirement is $15,000 or less, the participant’s account balance will be paid in a single lump sum following his or her termination of employment or retirement. In accordance with Section 409A of the Code, payments are delayed six months following a participant’s separation from service.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

Executive Performance Incentive Plan. The EPIP allows an executive to elect to defer, on a pre-tax basis, from 25% to 95% of his annual incentive award. To be effective, a participant must make the election by December 31 of the year preceding the year in which the annual incentive award would otherwise be payable.

The plan does not offer any above-market rates of return. Participants may select from various investment alternatives to serve as the measure of investment earnings on their accounts, including an equity index fund and a bond index fund. Participants may change the investment direction of their existing account balances as of January 1 of any year. During 2010, the rates of return of the various investment alternatives available under the plan ranged from 8.83% to 15.00%.

We do not hold contributions to the plan in a trust and, therefore, they may be subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the plan we distribute cash from our general assets. The plan does not permit loans or withdrawals during employment.

Unless a participant elected otherwise, his or her account balance will be paid in a single lump sum six months after separation of service. For amounts deferred prior to 2008, a participant may have irrevocably elected, prior to the beginning of each year, to defer receipt of the portion of his or her account balance attributable to that year’s contributions for a period of one to five years following termination of employment and/or to have that amount paid in equal annual installments following termination over a period of (1) up to ten years, (2) the participant’s life expectancy, or (3) the joint life expectancy of the participant and his designated beneficiary.

Our obligation to make payments to a participant will terminate if, after termination of employment, the participant either discloses our confidential information to unauthorized persons or otherwise conducts himself in a manner which the committee determines is contrary to our best interests.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below reflects the estimated amount of compensation payable to each of the named executives in the event of termination of his employment. The table shows the potential compensation payable to each named executive upon a termination following a change in control, voluntary resignation, retirement, death, disability, company-initiated (with-cause) termination and company-initiated (without cause) termination, assuming such termination was effective as of December 31, 2010. The table excludes certain amounts payable pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees. The amounts shown are only estimates of the amounts that would be payable to the executives upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

	Termination Scenario
						Company-	Company-
						Initiated	Initiated
	Change in	Voluntary				(with	(without
Compensation Components	Control($)	Resignation($)	Retirement($)	Death($)	Disability($)	Cause)($)	Cause)($)
David C. Dvorak
Severance – Salary(1)	1,700,000	—	—	—	—	—	—
Severance – EPIP Award(2)	2,040,000	—	—	—	—	—	—
2010 EPIP Award(3)	1,020,000	—	—	1,039,475	1,039,475	—	—
Stock Options(4)	5,911,911	3,616,988	3,616,988	5,911,911	5,911,911	3,616,988	5,911,911
Restricted Stock(5)	806,381	—	—	806,381	806,381	—	235,222
RSUs(6)	5,668,393	—	—	2,249,460	2,249,460	—	624,855
RIP(7)	150,277	150,277	150,277	123,176	150,277	150,277	150,277
Nonqual. Pension & Def. Comp.
BEP/RIP(8)	1,505,873	774,472	774,472	670,677	774,472	774,472	774,472
BEP/SIP(9)	637,875	637,875	637,875	637,875	637,875	637,875	637,875
EPIP(10)	3,768,945	3,768,945	3,768,945	3,768,945	3,768,945	3,768,945	3,768,945
Health and Welfare(11)	59,278	—	—	—	—	—	—
Disability(12)	—	—	—	—	7,755,979	—	—
Outplacement(13)	25,000	—	—
Gross-up(14)	3,112,863	—	—	—	—	—	—
James T. Crines
Severance – Salary(1)	988,600	—	—	—	—	—	—
Severance – EPIP Award(2)	790,880	—	—	—	—	—	—
2010 EPIP Award(3)	395,440	—	—	404,739	404,739	—	—
Stock Options(4)	1,746,297	943,538	943,538	1,746,297	1,746,297	943,538	1,746,297
Restricted Stock(5)	403,137	—	—	403,137	403,137	—	117,558
RSUs(6)	2,018,529	—	—	786,197	786,197	—	218,390
RIP(7)	230,436	230,436	230,436	208,749	230,436	230,436	230,436
Nonqual. Pension & Def. Comp.
BEP/RIP(8)	1,277,354	724,539	724,539	654,176	724,539	724,539	724,539
BEP/SIP(9)	138,204	138,204	138,204	138,204	138,204	138,204	138,204
Health and Welfare(11)	39,490	—	—	—	—	—	—
Disability(12)	—	—	—	—	2,452,428	—	—
Outplacement(13)	25,000	—	—	—	—	—	—

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

	Termination Scenario
						Company-	Company-
						Initiated	Initiated
	Change in	Voluntary				(with	(without
Compensation Components	Control($)	Resignation($)	Retirement($)	Death($)	Disability($)	Cause)($)	Cause)($)
Bruno A. Melzi
Severance – Salary(1)	1,132,546	—	—	—	—	—	—
Severance – EPIP Award(2)	849,410	—	—	—	—	—	—
2010 EPIP Award(3)	424,705	—	426,016	426,016	426,016	—	—
Stock Options	687,000	687,000	687,000	687,000	687,000	687,000	687,000
RSUs(6)	1,732,683	674,811	674,811	674,811	674,811	—	674,811
Non-U.S. Pension Plans
Trattamento Fine Rapporto(15)	877,952	877,952	877,952	877,952	877,952	877,952	877,952
Fondo Mario Negri(16)	168,619	168,619	168,619	168,619	168,619	168,619	168,619
Termination Indemnity(17)	—	280,925	—	—	842,774	—	1,966,472
Health and Welfare(11)	98,845	—	—	—	—	—	—
Outplacement(13)	25,000	—	—	—	—	—	—
Non-Compete(18)	339,764	339,764	339,764	—	339,764	339,764	339,764
Jeffery A. McCaulley
Severance – Salary(1)	1,027,600	—	—	—	—	—	—
Severance – EPIP Award(2)	822,080	—	—	—	—	—	—
2010 EPIP Award(3)	411,040	—	—	415,890	415,890	—	—
Stock Options(4)	1,712,840	626,971	626,971	1,712,840	1,712,840	626,971	1,712,840
Restricted Stock(5)	927,054	—	—	927,054	927,054	—	214,594
RSUs(6)	1,732,683	—	—	674,811	674,811	—	187,449
Nonqual. Pension & Def. Comp.
BEP/SIP(9)	1,286	1,286	1,286	1,286	1,286	1,286	1,286
Health and Welfare(11)	32,846	—	—	—	—	—	—
Disability(12)	—	—	—	—	3,125,608	—	—
Outplacement(13)	25,000	—	—	—	—	—	—
Gross-up(14)	1,186,759	—	—	—	—	—	—
Jeffrey B. Paulsen
Severance – Salary(1)	930,000	—	—	—	—	—	—
Severance – EPIP Award(2)	651,000	—	—	—	—	—	—
2010 EPIP Award(3)	325,500	—	—	341,319	341,319	—	—
RSUs(6)	1,289,072	—	—	—	—	—	—
Health and Welfare(11)	32,670	—	—	—	—	—	—
Disability(12)	—	—	—	—	2,300,128	—	—
Outplacement(13)	25,000	—	—	—	—	—	—

(1)	Amount shown in “Change in Control” column represents two times the executive’s base salary in effect as of December 31, 2010. See the narrative that follows this table for a description of the change in control severance agreements we have with each of the executives. In the case of Messrs. Dvorak, Crines, McCaulley and Paulsen, the “Company-Initiated (without Cause)” column excludes severance payable under our severance plan for U.S. employees, which does not discriminate in favor of executive officers and is available generally to all salaried employees. In the case of Mr. Melzi, severance payable in the event of a company-initiated termination without cause is included in the termination indemnity described in footnote 17.

(2)	Amount represents two times the executive’s target incentive award opportunity under the EPIP for 2010.

(3)	Amount represents the actual amount payable to the executive under the EPIP for 2010 assuming the executive terminated employment effective December 31, 2010 as a result of the specified termination event.

(4)	Amount represents the value of the executive’s “in the money” vested stock options (including otherwise unvested stock options, the vesting of which would accelerate as a result of the specified termination event). Value is calculated on the basis of the difference between the exercise price and $53.68, the closing price of our common stock on the New York Stock Exchange on December 31, 2010, multiplied by the number of shares of common stock underlying “in-the-money” options.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

(5)	Amount represents the value of shares of restricted stock held by the executive that would be deemed fully vested as a result of the specified termination event. Value is calculated by multiplying the number of shares deemed fully vested by $53.68, the closing price of our common stock on the New York Stock Exchange on December 31, 2010.

(6)	Amount represents the value of unvested RSUs held by the executive that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs that will vest by $53.68, the closing price of our common stock on the New York Stock Exchange on December 31, 2010.

(7)	Amount represents the present value of the executive’s accumulated benefit commencing at age 65 under the RIP assuming the executive terminated employment effective December 31, 2010 as a result of the specified termination event. The amount shown in the column captioned “Death” for each executive represents the benefit payable upon the death of the executive to his surviving spouse. The amount is equal to the retirement benefit payable at age 65, reduced to take into account the greater number of years during which the executive would have been expected to receive the retirement benefit had he retired on his date of death. The benefit is further reduced to an equivalent value form of annuity that pays a benefit to the executive for life and pays 50% of this amount upon his death to the surviving spouse for the surviving spouse’s life. The death benefit value is equal to the present value of 50% of this benefit amount payable to the executive over the life of the surviving spouse.

(8)	Amount represents the present value of the executive’s accumulated benefit commencing at age 65 under the BEP/RIP assuming the executive terminated employment effective December 31, 2010 as a result of the specified termination event. See the narrative that follows this table for a description of the additional benefit amount included in the amounts shown in the column captioned “Change in Control” that would be payable in the event of a change in control. The amount shown in the column captioned “Death” for each executive represents the benefit payable upon the death of the executive to his surviving spouse. The amount is equal to the retirement benefit payable at age 65, reduced to take into account the greater number of years during which the executive would have been expected to receive the retirement benefit had he retired on his date of death. The benefit is further reduced to an equivalent value form of annuity that pays a benefit to the executive for life and pays 50% of this amount upon his death to the surviving spouse for the surviving spouse’s life. The death benefit value is equal to the present value of 50% of this benefit amount payable to the executive over the life of the surviving spouse. The amounts were determined using interest rates of 2.47% for the first 5 years, 5.07% for the next 15 years, and 6.10% for years above 20. The mortality table is the 2011 IRS mortality table.

(9)	Amount represents the executive’s vested account balance in the BEP/SIP as of December 31, 2010. This amount will be paid in a lump sum unless an executive elects to receive payment of his account balance in annual installments. Only an executive who has attained age 55 and completed 10 years of service as of the date of termination may make this election.

(10)	Amount represents the balance of the deferred compensation account under the EPIP as of December 31, 2010 for Mr. Dvorak. See “Nonqualified Deferred Compensation in 2010 – Executive Performance Incentive Plan” on page 52 for more information about this plan, including available forms of payment and material conditions applicable to receipt of payments.

(11)	Amount represents the cost of health and welfare benefits that the executive would be eligible to receive assuming the specified termination event occurred as of December 31, 2010. With respect to Mr. Melzi, the reported amount also includes the estimated cost of automobile-related expenses for a period of 24 months.

(12)	Amount represents the present value of the executive’s benefit under our Long-Term Disability Income Plan for Highly Compensated Employees assuming the executive became disabled effective December 31, 2010. Under the plan as in effect as of that date, a participant would be entitled to a monthly benefit equal to 70% of his or her monthly base earnings (including salary, the average of the annual incentive earned for the year preceding the date of disability and the target annual bonus for the year in which the disability occurred, and sales commission, as applicable) reduced by the benefits payable under our base long-term disability insurance plan, supplemental insurance plan and certain other sources of income (including social security disability benefits). Benefits would be payable until the earliest of the following: (1) the date the participant ceases to be totally disabled; (2) the date the participant accepts or refuses a job we offer to him at a salary at least equal to that which he was earning immediately prior to becoming disabled; or (3) the participant’s 65th birthday (or a later date if benefits commenced under the plan after the participant reached age 63 1/2). The present value was determined by discounting the expected benefit payments using an interest rate of 5.82% and a mortality table for disabled employees. The present value excludes benefits payable under our base long-term disability insurance plan, which does not discriminate in favor of executive officers and is available generally to all salaried employees. The present value does include the benefit payable under the insured, supplemental insurance policy because that benefit is paid for by us, but is not available to all salaried employees.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

(13)	Amount represents the estimated cost of outplacement services to be provided to the executive in the event of a change in control and termination of employment.

(14)	See the narrative that follows this table for a description of “gross-up” payments to be made in the event of a change in control.

(15)	Amount represents the present value of Mr. Melzi’s accumulated benefit under the Trattamento Fine Rapporto assuming he terminated employment effective December 31, 2010 as a result of the specified termination event.

(16)	Amount represents Mr. Melzi’s account balance as of December 31, 2010 in the Fondo Mario Negri, a private fund to which we annually pay a percentage of Mr. Melzi’s salary in accordance with the Italian National Labour Collective Agreement for individuals graded as “Dirigenti”.

(17)	Amount shown in the “Company-Initiated (without Cause)” column represents an estimate of a termination indemnity that would be due Mr. Melzi in the case his employment is involuntarily terminated as determined under Italian law. The termination indemnity consists of the following: a notice allowance (12 months of pay after 12 years of service) plus a supplementary allowance indemnity (a minimum of 12 months of pay and maximum of 18 months of pay) plus a seniority allowance (4 months of pay at age 62). For purposes of this table, we have assumed that the aggregate termination indemnity payment would be equal to 28 months of pay. “Pay” for this purpose includes salary, bonus and benefits. Amount shown in the “Voluntary Resignation” column represents compensation payable to Mr. Melzi if he were to voluntarily resign without “just cause” and without “justified reason” as determined under Italian law. This amount is equal to 4 months of pay. If Mr. Melzi were to voluntarily resign with “justified reason” as determined under Italian law, he would be entitled to 12 months of pay unless the “justified reason” was refusal to change his place of work, in which case he would be entitled to 16 months of pay. If Mr. Melzi were to voluntarily resign with “just cause” as determined under Italian law, he would be entitled to 16 months of pay. Amount shown in the “Disability” column represents compensation payable to Mr. Melzi if he were to resign following a continuous period of 12 months of sickness or injury. This amount is equal to 12 months of pay.

(18)	Amount represents sixty percent (60%) of Mr. Melzi’s fixed base compensation during 2010 (the 365 days prior to Mr. Melzi’s assumed termination date). Pursuant to the non-competition agreement we have entered into with him, as is common under Italian law, Mr. Melzi would be entitled to receive such compensation, payable in three installments over the 18-month non-competition period, commencing upon termination of his employment for any reason other than death.

Change in Control Arrangements

We have entered into change in control severance agreements with each of the named executives. The agreements are intended to provide for continuity of management in the event we undergo a change in control. The agreements renew annually unless either we or the executive gives prior notice of termination or a change in control shall have occurred prior to January 1 of such year. If a change in control occurs during the term of the agreement, the agreement will continue in effect for a period of not less than 36 months (in the case of Mr. Dvorak) or not less than 24 months (in the case of our other named executives) beyond the month in which the change in control occurred.

The agreements provide the executives with certain severance benefits following a change in control of us and termination of their employment. Under each agreement, a change in control would include any of the following events: (1) a “person,” as defined in the Exchange Act, acquires 20% or more of the combined voting power of our then-outstanding securities; (2) a majority of our directors are replaced during a two-year period; or (3) our stockholders approve a merger or consolidation (unless our stockholders own 75% of the surviving entity) or approve a plan of complete liquidation.

If, following a change in control, the executive’s employment is terminated for any reason other than for cause (as defined in the agreement), or death, or by the executive for good reason (as defined in the agreement), the executive would be entitled to a lump sum severance payment equal to two times the sum of the executive’s base salary and target incentive awards under our EPIP. In addition, the executive would receive a payout of any unpaid incentive compensation which has been allocated or awarded to the executive for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to the executive for the current calendar year. If prior to a change in control, the executive’s employment is terminated without cause at the direction of a person who has entered into an agreement with us, the consummation of which would constitute a change in

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

control, or by the executive for good reason, the executive would be entitled to a lump-sum severance payment equal to two times the sum of the executive’s base salary and the amount of the largest aggregate annual bonus paid to the executive during the three years immediately prior to the year in which the termination occurred. In addition, the executive would receive a payout of any unpaid incentive compensation which has been allocated or awarded to the executive for the completed calendar year preceding the date of termination provided that the performance conditions applicable to such incentive compensation are met and an amount equal to a pro rata portion to the date of termination of the average annual award paid to the executive under our incentive compensation plans during the three years immediately prior to the year in which the notice of termination was given.

Further, all outstanding stock options granted to the executive would become immediately vested and exercisable and all restrictions on restricted stock awards would lapse, unless otherwise provided for under a written stock award agreement. The executive would receive a cash amount equal to the unvested portion, if any, of our matching contributions (and attributable earnings) credited to the executive under the SIP. The executive would receive a cash amount or the additional benefit to which the executive would have been entitled had he been fully vested and credited with two additional years of service and age for the purpose of calculating his tax-qualified and nonqualified pension benefits. This additional benefit is included in the amount shown in the above table in the row captioned “BEP/RIP”. Mr. Dvorak would receive a lump-sum payment equal to three times the annual value for life and health (including medical and dental) insurance benefits. All other executives would receive a lump-sum payment equal to two times the annual value for life and health (including medical and dental) insurance benefits and any applicable perquisites prior to termination.

Under the terms of the agreements we entered into before August 2009, including the agreements with each of the named executives other than Mr. Paulsen, in the event that any payments made to an executive in connection with a change in control and termination of employment would be subject to excise tax as excess parachute payments under the Code, we will “gross up” the executive’s compensation to fully offset such excise taxes provided the payments exceed 110% of the maximum total payment which could be made without triggering the excise taxes. If the aggregate parachute payments exceed such maximum amount but do not exceed 110% of such maximum amount, then the parachute payments would be automatically reduced so that no portion of the parachute payments is subject to excise tax and no gross-up payment would be made. As discussed above under “Compensation Discussion and Analysis – Executive Compensation for 2010 – Other Compensation– Employment and change in control severance agreements,” after reviewing our change in control severance agreements in light of current market practices and emerging trends, the committee decided that any change in control severance agreement that we enter into with newly hired or promoted executives after July 2009 will not contain any tax gross-up provisions. Accordingly, our agreement with Mr. Paulsen contains no tax gross-up provisions.

To receive the severance benefits provided under the agreements, an executive must sign a general release of any claims against us.

Non-Compete Arrangements

We have entered into Non-Disclosure, Non-Competition and Non-Solicitation Employment Agreements with each of the named executives.

Agreements with U.S.-Based Executives. The agreements with U.S.-based executives provide that the executive is restricted from competing with us for a period of 18 months following termination of employment within a specified territory, which generally includes every country in which we have significant operations. To the extent an executive is unable to obtain employment consistent with his training and education solely because of the provisions of this agreement, the executive will be eligible to receive, subject to the terms of the agreement: (1) payments equal to the executive’s monthly base pay at the time of his termination for each month of such unemployment through the end of the non-competition period; or (2) to the extent the executive is able to obtain employment, but solely because of the agreement, the monthly base pay for the replacement

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

employment is less than the executive’s monthly base pay at the time of his termination, payments equal to the difference in monthly base pay for each such month through the end of the non-competition period.

Agreement with Mr. Melzi. The agreement with Mr. Melzi provides that he is restricted from competing with us in Italy, France, Switzerland and Germany for a period of 18 months following termination of employment. In exchange for Mr. Melzi’s undertakings in the agreement, as is common under Italian law, he will be eligible to receive, subject to the terms of the agreement, a gross amount equal to sixty percent (60%) of his fixed base compensation during the 365 days preceding the effective date of his termination. This amount will be payable in three equal installments over the non-competition period.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 about our equity compensation plans under which shares of our common stock have been authorized for issuance.

	A		B	C
				Number of securities
				remaining available for
	Number of securities to be			future issuance under
	issued upon exercise of		Weighted-average exercise	equity compensation plans
	outstanding options,		price of outstanding options,	(excluding securities reflected
Plan Category	warrants and rights (#)		warrants and rights ($)	in column (A)) (#)

Equity compensation plans approved by security holders(1)	18,557,973	(2)	$66.76(3)	14,290,551	(4)(5)(6)(7)
Equity compensation plans not approved by security holders(8)	259,688	(9)	N/A(10)	490,312
Total	18,817,661		$66.76	14,780,863

(1)	Consists of the 2009 Stock Incentive Plan (2009 Plan), the 2006 Plan Stock Incentive Plan (2006 Plan), the 2001 Stock Incentive Plan (2001 Plan), the TeamShare Stock Option Plan (TeamShare Plan), the Stock Plan for Non-Employee Directors (Director Stock Plan), the Restated Deferred Compensation Plan for Non-Employee Directors (Director Deferred Compensation Plan) and the Employee Stock Purchase Plan.

(2)	Includes shares which may be issued pursuant to the following outstanding awards: (a) 26,023 DSUs issued pursuant to the terms of the Director Deferred Compensation Plan, as described in footnote 6 below, and (b) 1,094,484 RSUs issued pursuant to the terms of the 2009 Plan, the 2006 Plan and the Director Stock Plan (assuming that outstanding performance-based RSUs are earned at the maximum award level). Also includes 103,664 options granted prior to our separation from our former parent with respect to common stock of the former parent which were replaced on August 7, 2001 with options to purchase our common stock. The replacement options were intended to preserve the economic value of the original options at the time of the separation. The number of shares of our common stock covered by replacement options was calculated by multiplying the number of shares of common stock of the former parent under the original options by a factor of 2.03614, and the exercise price of the options was decreased by dividing the original exercise price by the same factor. The weighted-average exercise price of the outstanding replacement options as of December 31, 2010 was $30.64.

(3)	Represents the weighted average exercise price of outstanding options. Does not take into consideration outstanding DSUs or RSUs, which, once vested, may be converted into shares of our common stock on a one-for-one basis upon distribution at no additional cost.

(4)	Assumes that outstanding performance-based RSUs are earned at the maximum award level. No shares remain available for future issuance under the 2001 Plan, the TeamShare Plan or the 2006 Plan. After stockholder approval of the 2009 Plan on May 4, 2009, an aggregate of 6,682,573 shares remaining available under the TeamShare Plan and the 2006 Plan were merged into the 2009 Plan, which provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, RSUs, performance units and performance shares. The maximum number of shares of our common stock that may be issued pursuant to awards under the 2009 Plan is equal to the sum of 11,682,573 shares, plus the aggregate number of shares underlying outstanding awards under the TeamShare Plan and the 2006 Plan as of May 4, 2009 that later terminate or expire or are cancelled or forfeited during the term of the 2009 Plan without having been exercised or fully vested; provided, however, that each

ZIMMER HOLDINGS, INC. 2011 PROXY STATEMENT

award of restricted stock, RSUs, performance units and performance shares under the 2009 Plan reduces the number of shares available for grant by two shares for every one share or unit granted. Between May 4, 2009 and December 31, 2010, an aggregate of 1,887,028 shares underlying outstanding awards under the TeamShare Plan and the 2006 Plan terminated or were cancelled or forfeited without having been exercised or fully vested and became available for issuance under the 2009 Plan.

(5)	The Director Stock Plan provides for the grant of stock options, restricted stock and RSUs. A maximum of 2,000,000 shares of our common stock may be issued pursuant to awards under the plan. Of the 2,000,000 total shares that may be issued, not more than 500,000 shares may be issued pursuant to awards of restricted stock and RSUs.

(6)	The Director Deferred Compensation Plan provides for the mandatory deferral of certain compensation payable to our non-employee directors in the form of DSUs. When amounts are deferred, a director’s deferred compensation account is credited with that number of DSUs equal to the deferral amount divided by the fair market value of a share of our common stock. Such DSUs are payable in shares of our common stock after cessation of the individual’s service as a director. A maximum of 200,000 shares of our common stock may be issued under the plan.

(7)	Includes 2,274,134 shares available for purchase under the Employee Stock Purchase Plan.

(8)	Consists of the Independent Sales Representatives Deferred Annual Final Compensation and Equity Incentive Plan, or the Sales Representative Plan, which is described below.

(9)	This number is the sum of the actual deferred stock units awarded under the plan as of December 31, 2010 (249,983) and the number of deferred stock units that would have been awarded (9,705) if all outstanding stock option units as of December 31, 2010 (156,645) were converted into deferred stock units as of December 31, 2010.

(10)	Deferred stock units are converted into shares of our common stock on a one-for-one basis upon distribution at no additional cost, but were acquired as described below.

The Sales Representative Plan is an unfunded, deferred compensation plan for our independent distributors. A participant may allocate each year’s contribution to his or her account in 10% increments between deferred stock units and a non-interest bearing deferred compensation account. For plan years prior to 2008, participants could also allocate contributions to stock option units. Neither stock option units nor deferred stock units have any dividend or voting rights. A participant’s stock option units will be converted into deferred stock units upon the earlier of (1) the ten-year anniversary of the date of grant of the applicable stock option unit, or (2) the date of the termination of the participant’s distributor agreement. Deferred stock units will be converted into shares of common stock on a one-to-one basis upon distribution from the plan. Prior to 2009, participants may have elected to receive distributions of their interest in the plan in annual installments over a period of three to ten years. For amounts deferred after 2008, distributions of participants’ interests in the plan will generally be made in three annual installments. The maximum number of shares that may be issued over the life of the plan is 750,000.

ANNUAL REPORT AND FORM 10-K

Our 2010 Annual Report, containing our Annual Report on Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2010, accompanies this proxy statement but is not a part of our soliciting materials.

Stockholders may obtain, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to: Zimmer Holdings, Inc., Investor Relations, 345 East Main Street, Warsaw, Indiana 46580. Our Form 10-K is also available online at our website, www.zimmer.com. A list of exhibits is included in the Form 10-K and exhibits are available from us upon payment to us of the cost of furnishing them.

ZIMMER HOLDINGS, INC.                                                                                                                                                                             2011 PROXY STATEMENT

INCORPORATION BY REFERENCE

The sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate them by reference into such filing.

The information on our website, www.zimmer.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

ZIMMER HOLDINGS, INC.
C/O THE BANK OF NEW YORK MELLON
P.O. BOX 3500
HACKENSACK, NJ 07606
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M31328-P06563	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZIMMER HOLDINGS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” ALL NOMINEES.

1. Election of Directors:
Nominees:	For	Against	Abstain
1a. Betsy J. Bernard	☐	☐	☐
1b. Marc N. Casper	☐	☐	☐
1c. David C. Dvorak	☐	☐	☐
1d. Larry C. Glasscock	☐	☐	☐
1e. Robert A. Hagemann	☐	☐	☐
1f. Arthur J. Higgins	☐	☐	☐
1g. John L. McGoldrick	☐	☐	☐
1h. Cecil B. Pickett, Ph.D.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.			☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.		For	Against	Abstain
2. Non-binding advisory vote on executive compensation (“say-on-pay”)		☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A	1 Year	2 Years	3 Years	Abstain
VOTE FOR “1 YEAR” ON PROPOSAL 3.
3. Non-binding advisory vote on the frequency of say-on-pay votes	☐	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.		For	Against	Abstain
4. Ratification of appointment of independent registered public accounting firm for 2011		☐	☐	☐
The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is voted, such shares will be voted “FOR” proposals 1, 2 and 4 and for “1 YEAR” on proposal 3.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held May 2, 2011:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M31329-P06563

ZIMMER HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS - TO BE HELD MAY 2, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned hereby appoints David C. Dvorak, James T. Crines and Chad F. Phipps, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana on Monday, May 2, 2011, at 9:00 a.m., and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.
          When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted “FOR” Proposals 1, 2 and 4 and for “1 YEAR” on Proposal 3. The full text of the proposals and position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting.
IMPORTANT: YOUR VOTE IS IMPORTANT. PLEASE VOTE THESE SHARES TODAY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on the reverse side